UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934 (Amendment No.  )
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SEALED AIR CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sealed Air®

2025 Proxy Statement

Autobag® BRAND BubbleWrap® BRAND CRYOVAC® BRAND liquibox® BRAND SealedAir® BRAND

Letter to our Stockholders
Dear Fellow Stockholders:
On behalf of the entire Board of Directors and Sealed Air management, it’s our pleasure to invite you to Sealed Air’s 2025 Annual Meeting of Stockholders on May 29, 2025 at 8:00 a.m., Eastern daylight time. This year’s Annual Meeting will be virtual via live audio webcast. Further details regarding our Annual Meeting and the business to be conducted are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.
Since 1960, Sealed Air has been a leader in innovative packaging solutions that have helped transform our customer’s critical supply chains all over the world. Over those sixty plus years, we have operated in all types of economic conditions, shaped our industry through innovation, adapted to changing times and been a trusted partner to our customers.
In 2024, we returned to two market-focused business segments, Food and Protective. We built a new leadership team, welcoming experienced presidents in both divisions, alongside other key functional executives. Our Food business returned to profitable growth, driven by better than expected trends and competitive wins in our core industrial food processing markets and further share gains in our retail end-markets with our case-ready, fluids and sustainable solutions. Our Protective business continues to be under pressure, and we are focused on transforming it by improving customer and distributor outcomes, upgrading talent, streamlining operations, and shifting the portfolio to become substrate agnostic. With a focus on disciplined capital allocation, we continued to generate strong cash flow and execute on our commitment to strengthen our balance sheet.
Sealed Air is committed to effective and transparent corporate governance. Our Board of Directors is highly engaged and plays a critical role in supporting the Company’s strategy. Additionally, the Board works closely with management to ensure appropriate management of risks that could impact Sealed Air’s operations and financial performance. The Board’s proactive approach further enables the Company to navigate challenges effectively and capitalize on opportunities for sustainable growth and long-term value creation.
We look forward to working together, as senior management and the independent members of the Board of Directors, to partner with all the Sealed Air employees in meeting challenges that lie ahead of us and to drive shareholder value in 2025 and beyond.
We encourage you to read our 2025 Proxy statement and look forward to sharing more with you during our annual meeting. Thank you for choosing to invest in Sealed Air.
Henry R. Keizer
Chair of the Board
and
Dustin J. Semach
President and CEO

Henry R. Keizer Chair of the Board of Directors	Dustin J. Semach President and CEO

Notice of Annual Meeting of Stockholders
Sealed Air Corporation, a Delaware corporation (“Sealed Air”), will hold its Annual Meeting of Stockholders (the “Annual Meeting”) on May 29, 2025, at 8:00 a.m., Eastern daylight time. The Annual Meeting will again be conducted as a virtual meeting via live audio webcast. Each stockholder may participate in the Annual Meeting, including casting votes and submitting questions, by accessing the live audio webcast at www.virtualshareholdermeeting.com/SEE2025 and then using the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials or proxy card being delivered to the stockholder. Online check-in to the Annual Meeting webcast will begin at 7:45 a.m., Eastern daylight time, and stockholders are encouraged to allow ample time to log in to the meeting webcast and test their computer audio system. There will be no physical location for the Annual Meeting.
The purposes for the Annual Meeting are to consider and vote upon:
1.	Election of each of the following nominees as Directors:

Zubaid Ahmad	Anthony J. Allott	Kevin C. Berryman
Françoise Colpron	Henry R. Keizer	Harry A. Lawton III
Suzanne B. Rowland	Dustin J. Semach

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Sealed Air’s independent auditor for the year ending December 31, 2025
3.	Approval, as an advisory vote, of 2024 executive compensation as disclosed in the attached Proxy Statement
4.	Such other matters as properly come before the Annual Meeting
The Board of Directors has fixed the close of business on March 31, 2025 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Sealed Air is making available or mailing its 2024 Annual Report to all stockholders of record as of the record date. Additional copies of the 2024 Annual Report are available upon written request to the Corporate Secretary at Sealed Air Corporation, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208.
Because it is important that as many stockholders as possible be represented at the Annual Meeting, stockholders should review the attached Proxy Statement promptly and carefully and then vote. A stockholder may vote by following the instructions for voting set forth on the Notice of Internet Availability of Proxy Materials or proxy card. A stockholder who receives a paper copy of the proxy card by mail will also receive a postage-paid, addressed envelope that can be used to return the completed proxy card. A stockholder who joins the Annual Meeting may vote electronically at the Annual Meeting.
Sealed Air will maintain a list of stockholders of record as of the record date at Sealed Air’s corporate headquarters, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208, for a period of ten days prior to the Annual Meeting.
On behalf of the Board of Directors,

Stefanie M. Holland
Vice President, General Counsel and Secretary
Charlotte, North Carolina
April 17, 2025

Important Notice Regarding Availability of Proxy Materials for Annual Meeting on May 29, 2025:
Sealed Air’s Notice of Annual Meeting of Stockholders, Proxy Statement and 2024 Annual Report
to Stockholders are available at https://ir.sealedair.com/reports-filings/annual-meeting.

Sealed Air Corporation 2415 Cascade Pointe Boulevard Charlotte, North Carolina 28208
Proxy Statement Dated April 17, 2025
2025 Annual Meeting of Stockholders
Sealed Air Corporation, a Delaware corporation, is furnishing this Proxy Statement and related proxy materials in connection with the solicitation by its Board of Directors of proxies to be voted at its 2025 Annual Meeting of Stockholders and any adjournments. Sealed Air Corporation is providing these materials to the holders of record of its common stock, par value $0.10 per share, as of the close of business on March 31, 2025 and is first making available or mailing the materials on or about April 17, 2025.
The Annual Meeting is scheduled to be held by webcast as follows:

Date	Thursday, May 29, 2025
Time	8:00 a.m., Eastern daylight time
Meeting Website Address	www.virtualshareholdermeeting.com/SEE2025

Your vote is important. Please see the detailed information that follows.

Cautionary Statement Regarding Forward-Looking Statements. Certain statements contained in this Proxy Statement are or may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe, “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend” “potential,” “seek,” “predict,” “strive,” “seek,” “goal,” “may,” “will,” “continue,” “target” and similar expressions to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements other than statements of historical facts included herein are forward-looking. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual outcomes and results may differ materially from those expressed in, or implied by, forward-looking statements due to a variety of factors, including the uncertainties and risks discussed in our 2024 Annual Report on Form 10-K and subsequent Securities and Exchange Commission (“SEC”) filings. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements.
Information Referenced in this Proxy Statement. Website references throughout this document are provided for convenience only, and the content of the referenced websites, including the content on our Company website, is not, and shall not be deemed to be, part of this Proxy Statement or incorporated into this Proxy Statement or into any of our other filings with the SEC

2025 Proxy Summary

This summary highlights information about the Annual Meeting. You should read the entire Proxy Statement carefully before voting. References in this Proxy Statement to “Sealed Air,” “SEE,” and “Company,” and to “we,” “us,” “our” and similar terms, refer to Sealed Air Corporation.
Annual Meeting of Stockholders

Time and Date: 8:00 a.m., Eastern daylight time, on May 29, 2025	Meeting Webcast Address www.virtualshareholdermeeting.com/ SEE2025	Record Date Close of business on March 31, 2025

Voting:	Holders will be entitled to one vote at the Annual Meeting for each of the outstanding shares of our common stock they hold of record as of the record date.
Votes Eligible to be Cast:	A total of 146,926,856 votes are eligible to be cast on each proposal at the Annual Meeting.
Annual Meeting Agenda

Proposal		Board Recommendation
1	Election of Directors	For each nominee
2	Ratification of Appointment of Independent Auditor for 2025	For
3	Approval of 2024 Executive Compensation on an Advisory Basis	For

How to Cast Your Vote
You can vote by any of the following methods:

Until 11:59 p.m., EDT, on May 28, 2025	At the Annual Meeting on May 29, 2025
Internet: www.proxyvote.com
Internet:
By joining the Annual Meeting at www.virtualshareholdermeeting.com/
SEE2025 if you are the stockholder of record or if you hold a proxy from the broker, bank or other nominee holding your shares in street name

Telephone: +1-800-454-8683 if you beneficially own shares held in “street name” +1-800-690-6903 if you are the stockholder of record
By Mail: Completed, signed and returned proxy card

If you participate in our 401(k) and Profit-Sharing Plan, you may vote via the Internet or by using the proxy card to provide voting instructions to Fidelity Management Trust Company, as trustee, and your completed, signed card must be delivered to the trustee by 11:59 p.m., Eastern daylight time, on May 26, 2025.
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2025 Proxy Summary
Participation in the Virtual Annual Meeting

Date and Online Check-In Time May 29, 2025 7:45 a.m., EDT	Virtual Meeting Webcast Address www.virtualshareholdermeeting.com/SEE2025

The Annual Meeting will be held solely as a virtual meeting live webcast via the Internet. The live audio webcast of the Annual Meeting will be available for listening by the general public, but participation in the Annual Meeting, including voting shares and submitting questions, will be limited to stockholders. Stockholders will be able to attend the virtual Annual Meeting, vote their shares and submit questions during the meeting by visiting the Company’s virtual meeting website (www.virtualshareholdermeeting.com/SEE2025) and entering the 16-digit control number included on their Notice of Internet Availability of Proxy Materials or proxy card. If you wish to participate in the meeting and your shares are held in street name, you must obtain, from the broker, bank or other organization that holds your shares, the information required, including a 16-digit control number, in order for you to be able to participate in, and vote at, the Annual Meeting.
If you have any questions or concerns regarding meeting access or procedures prior to the Annual Meeting, please call: 1-704-503-8841 or send emails to investor.relations@sealedair.com. If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.
Following adjournment of the formal business of the Annual Meeting, we will address appropriate questions from stockholders regarding Sealed Air in the order in which the questions are received. If we receive substantially similar questions, we will group those questions together and provide a single response to avoid repetition. Additional information regarding the submission of questions during the Annual Meeting can be found in our 2025 Annual Meeting Rules of Conduct and Procedure, available at www.virtualshareholdermeeting.com/SEE2025.
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Corporate Governance

We operate on a strong governance foundation	Annual election of all directors
Consider for Board nomination and selection persons with a wide mix of expertise, experience, skills and backgrounds
Majority voting standard for director elections, with resignation policy
Seven of the eight director nominees are independent, including the Chair of the Board
Independent Audit, Nominating and Corporate Governance (N&CG), and People and Compensation (P&C) Committees
Oversight of environmental, social and governance matters assigned to the N&CG Committee
Oversight of matters relating to corporate culture and employee engagement assigned to the P&C Committee
Robust risk oversight by the Board and its Committees
Annual Board and Committee self-evaluations
Regular executive sessions of independent directors
Mandatory retirement policy for directors
Proxy access rights
Stock ownership guidelines for directors and executives
Orientation for all new directors and ongoing director education programs

Board of Directors Overview
Under our Bylaws and the Delaware General Corporation Law, our business and affairs are managed by or under the direction of the Board of Directors, which delegates some of its responsibilities to its Committees. The N&CG Committee of the Board periodically reviews the size of the Board to ensure that the number of directors most effectively supports our Company. We have a strong commitment to engaging a wide array of background, experience, and perspectives among our directors, as described below under “— Board Composition” and “Proposal 1. Election of Directors — Director Qualifications.”
Board Leadership Structure
Henry R. Keizer was elected as the Chair of the Board of Directors in 2022. The Chair presides at meetings of the Board at which he or she is present and leads the Board in fulfilling its responsibilities as specified in the Bylaws. The Chair has the right to call special and emergency meetings. The Chair serves as the liaison for interested parties who request direct communications with the Board.
Notwithstanding the appointment of a Chair, the Board considers all of its members responsible and accountable for oversight and guidance of its activities. All directors have the opportunity to request items to be included on the agendas of upcoming meetings.
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Corporate Governance
The Board believes having an independent Chair is beneficial because it ensures that management is subject to independent and objective oversight and the independent directors have an active voice in the governance of Sealed Air. The leadership structure is reviewed annually as part of the Board’s self-assessment process, and changes may be made in the future to reflect the Board’s composition as well as our needs and circumstances.
Independence of Directors
Under our Corporate Governance Guidelines adopted by the Board and the requirements of the New York Stock Exchange, or NYSE, the Board of Directors must consist of a majority of independent directors. The Board annually reviews the independence of all non-employee directors. The Board has established categorical standards consistent with the corporate governance standards of the NYSE to assist it in making determinations of the independence of Board members. We have posted a copy of our Standards for Director Independence on our website at https://ir.sealedair.com/corporate-governance/highlights. These categorical standards require that, to be independent, a director may not have any material relationship with Sealed Air. Even if a director meets all categorical standards for independence, the Board reviews other relationships with Sealed Air in order to conclude that each independent director has no material relationship with Sealed Air either directly or indirectly.
The Board has determined that all of the non-employee director nominees are independent, including: Zubaid Ahmad, Anthony J. Allott, Kevin C. Berryman, Françoise Colpron, Henry R. Keizer, Harry A. Lawton III and Suzanne B. Rowland. The Board has also determined that Clay M. Johnson, who is currently a director but is not nominated for re-election to the Board at the 2025 Annual Meeting, is independent.
Board Oversight of Strategy
Oversight of Sealed Air’s business strategy and planning is a key responsibility of the Board. The Board has dedicated one Board meeting each year to an in-depth review of Sealed Air’s long-term strategic plan. The Board also regularly reviews strategy-related matters at other Board meetings throughout the year, such as key market trends, innovation and the competitive landscape. To monitor management’s execution of Sealed Air’s strategic goals, the Board receives regular updates and is actively engaged in dialogues with management.
Board Oversight of Sustainability and Environmental, Social and Governance (ESG) Matters
We recognize sustainability and the effective management of environmental, social and governance (“ESG”) related risks as strategic business imperatives at Sealed Air and have made them an integral part of our strategy. The Board designated the N&CG Committee with the responsibility of overseeing Sealed Air’s efforts with respect to ESG matters material to the Company, including ESG programs, policies and practices relating specifically to environmental and governance matters. The Board also designated the P&C Committee with the responsibility of overseeing the Company’s ESG programs, policies and practices relating to social matters.
In addition, the Audit Committee is responsible for monitoring and overseeing the Corporation’s controls and procedures and assurance processes for key disclosure and reporting relating to environmental, social and governance matters.
The Board is highly engaged in assessing sustainability and ESG matters affecting Sealed Air, and its committees regularly discuss the matters with management. These discussions cover various topics including people and workforce, sustainability and circular economy, climate change and natural disaster responses, employee health and safety, double materiality assessment, stakeholder engagement, as well as compliance with ESG reporting regulations and governance.
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Corporate Governance
Board Oversight of Risk
The Board of Directors is actively involved in oversight of risks that could affect Sealed Air. The Board has delegated oversight of certain specific risk areas to Committees of the Board. For example, the Audit Committee oversees cybersecurity risk management as well as our major financial risk exposures and the steps we have taken to monitor and control such exposures, while the P&C Committee considers risks arising in connection with the design of the Company’s compensation programs and succession planning. The risk oversight responsibility of each Board Committee is described in its committee charter available at https://ir.sealedair.com/corporate-governance/committee-composition. The Board as a whole, however, is responsible for oversight of our risk management processes and our enterprise risk management program. The Board regularly discusses risk management with management and among the directors during meetings.
Board Composition
Our Board is committed to seeking director candidates to achieve a mix of directors that enhances the range of background, skills and experience on the Board, including with respect to age, international expertise, geographic origin and specialized experience.
We strive to achieve a Board composition that promotes an inclusive culture and that solicits multiple perspectives and views. Additionally, we seek to create an overall organization where success is determined by individual merit (e.g., talent and achievement) rather than external factors (e.g., physical appearance or background) at all levels of the Company, including our Board. Our director nominees represent 25% in gender diversity and 25% in race and ethnic diversity, as self reported.
Board Meetings, Committee Membership and Attendance
Under our Corporate Governance Guidelines, we expect directors to regularly attend meetings of the Board and of all Committees on which they serve and to review the materials sent to them in advance of those meetings. We also expect nominees for election at each annual meeting of stockholders to attend the annual meeting. All of our directors who were then serving as director attended the 2024 Annual Meeting of Stockholders.
Our Corporate Governance Guidelines provide that the Board will meet regularly in executive session without management in attendance.
During 2024 the Board held five meetings. Each current director attended at least 90% of the aggregate number of meetings of the Board and all Committees of the Board on which he or she served during 2024.
Board Committees and Membership
The Board maintains the Audit Committee, N&CG Committee, and P&C Committee. The members of these Committees consist only of independent directors. The Board also maintains an Executive Committee, which is comprised of the Chair of the Board serving as chair of the Executive Committee, the CEO (if also a director) and the chairs of the other standing Committees. The Executive Committee may act on behalf of the Board when convening a meeting of the full Board is impractical. The Executive Committee did not meet in 2024.
The Board has adopted charters for each of the Committees, which are reviewed annually by the Committees and the Board. The Committee charters are available on our website at https://ir.sealedair.com/corporate-governance/committee-composition.
The table below provides the member and 2024 meeting information for each of the Audit, N&CG and P&C Committees.
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Corporate Governance

Directors	Audit Committee	N&CG Committee	P&C Committee
Number of Meetings	7	5	5
Zubaid Ahmad	X	X	Chair
Anthony J. Allott*
Kevin C. Berryman	Chair		X
Francoise Colpron		X	X
Clay M. Johnson	X
Henry R. Keizer	**	Chair	**
Harry A. Lawton III	X		X
Suzanne B. Rowland	X	X

*	The Board’s practice generally is that a newly appointed or elected director should serve for approximately one year before being assigned to serve on Board committees.
**	Mr. Keizer, who serves as Chair of the Board, serves as a non-voting ex-officio member of such committee.
Audit Committee
The Board has determined that each member of the Audit Committee is independent, as defined in the listing standards of the NYSE, and under our categorical standards and the heightened independence requirements applicable under SEC rules, and is financially literate. The Board has also determined that each of Mr. Ahmad and Mr. Berryman is an audit committee financial expert in accordance with the standards of the SEC. No director is eligible to serve on the Audit Committee if that director simultaneously serves on the audit committees of more than two other public companies.
Key responsibilities of the Audit Committee include:
•	Oversight of the qualifications, performance, independence and appointment of the Company’s independent auditor
•	Oversight of the quality and integrity of the Company’s consolidated financial statements, including the annual independent audit
•	Oversight of the Company’s internal audit function
•	Oversight of the Company’s internal control system, including information technology, security and control
•	Oversight of the Company’s compliance with legal and regulatory requirements
•	Oversight of the Company’s controls and procedures and assurance processes for key disclosure and reporting relating to ESG matters
•	Oversight of management of cybersecurity risk and major financial risk exposures
N&CG Committee
The Board has determined that each member of the N&CG Committee is independent, as defined in the listing standards of the NYSE, and under our categorical standards.
Key responsibilities of the N&CG Committee include:
•	Oversight of the Board’s and the Company’s governance processes
•	Identification and review of the qualifications of potential Board members and recommendation of nominees for election to the Board
•	Assistance in Board and Committee formal self-evaluations
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Corporate Governance
•	Assistance in the oversight of material ESG matters, and programs and policies related to environmental and governance matters
•	Recommendation of non-management director compensation
•	Oversight of stockholder engagement activities
The N&CG Committee has the sole authority to engage consulting or search firms to identify director candidates or evaluate director compensation matters.
The N&CG Committee will consider director nominees recommended by our stockholders in accordance with our Policy and Procedure for Stockholder Recommendations for Nominations to the Board adopted by the Committee and approved by the Board, a copy of which is posted on our website at https://ir.sealedair.com/corporate-governance/highlights.
Recommendations should be submitted to our Corporate Secretary in writing at Sealed Air Corporation, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208, along with additional required information about the nominee and the stockholder making the recommendation. Information on qualifications for nominations to the Board and procedures for stockholder nominations to the Board is included below under “Proposal 1. Election of Directors—Director Qualifications” and “—Identifying and Evaluating Nominees for Directors.”
P&C Committee
The Board has determined that each member of the P&C Committee is independent, as defined in the listing standards of the NYSE, and under our categorical standards, the independence requirements applicable to compensation committee under NYSE rules, and the heightened independence requirements under SEC rules.
The key responsibilities of the P&C Committee include:
•	Oversight of executive compensation programs, policies and practices
•	Assistance in the oversight of ESG programs, policies and practices relating to social matters
•	Assistance in the oversight of programs, policies and practices related to talent attraction, retention and development as well as other matters related to human capital management
•	Assistance in succession planning for the CEO and other key officers and employees
•	Evaluation of CEO performance and compensation, including recommendations for approval to the Board
•	Review and approval of other executives’ compensation
The P&C Committee has authority to grant equity compensation awards under our 2014 Omnibus Incentive Plan, as amended and restated and further amended. This award authority has been delegated on a limited basis for awards to employees who are not subject to the requirements of Section 16 of the Securities Exchange Act of 1934 to the Equity Award Committee, comprised of our CEO.
Compensation Committee Interlocks and Insider Participation
Each of Mr. Ahmad, Mr. Berryman, Ms. Colpron and Mr. Lawton served on the P&C Committee during 2024. None of the members of the P&C Committee was an officer or employee of Sealed Air or any of its subsidiaries, and no executive officer of Sealed Air served on the board of directors of any entity whose executive officers included a director of Sealed Air throughout 2024.
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Corporate Governance
Board and Committee Evaluations
The Board and each Committee annually conduct a self-evaluation to review and assess the overall effectiveness of the Board, each Committee and the directors, including with respect to strategic oversight, Board structure and operation, interactions with and evaluation of management, governance policies and Committee structure and composition. The process includes detailed written surveys as well as individual, private meetings between each director and the Chair. Committee self-assessments of performance are shared with the full Board. The N&CG Committee also reviews the Corporate Governance Guidelines each year in light of changing conditions and stockholders’ interests and recommends appropriate changes to the Board for consideration and approval. Matters with respect to Board composition, the nomination of directors, Board processes and topics addressed at Board and Committee meetings are also considered as part of our self-assessment process. As appropriate, these assessments result in updates or changes to our practices as well as commitments to continue existing practices that our directors believe contribute positively to the effective functioning of our Board and its Committees.
Hedging Policy
Under our Corporate Governance Guidelines and other policies, all Sealed Air Corporation directors, executive officers and certain other key executives are prohibited from hedging and speculative trading of Sealed Air securities. They may not purchase or sell puts, calls, options or other derivative securities based on Sealed Air securities and may not enter hedging or monetization transactions such as zero-based collars and forward sale contracts, in which the holder continues to own the underlying security without all the risks or rewards of ownership. In addition, other than permitted loans from our 401(k) plan, such persons may not purchase Sealed Air securities on margin or borrow against any account in which Sealed Air securities are held, subject, in the case of executive officers and other key executives, to exceptions as may be granted by the P&C Committee.
Corporate Governance Materials
The Board of Directors has adopted and operates under Corporate Governance Guidelines that reflect our current governance practices in accordance with applicable statutory and regulatory requirements, including those of the SEC and the NYSE.
The Board of Directors also has approved our Code of Conduct, which applies to our directors, officers, employees, suppliers and other third-party business partners. Our employees are required to review the Code of Conduct annually and affirm their adherence in writing. Employees receive regular online education as part of enhanced global ethics and compliance programs. This training includes required and monitored courses for employees in specific roles based on associated risk and function. The topics of online courses include the Code of Conduct, anti-bribery, anti-corruption, conflicts of interest, workplace respect and others. The Integrity Committee, with executive and senior leader membership, oversees the Company’s ethics and integrity programs. The Audit Committee regularly receives updates on matters relating to such programs.
Our Corporate Governance Guidelines, our Code of Conduct and other information relating to corporate governance at Sealed Air are available on our website at https://ir.sealedair.com/corporate-governance/highlights, including our: (i) Bylaws; (ii) Code of Ethics for Senior Financial Executives; (iii) Related-Person Transactions Policy and Procedures; (iv) Standards for Director Independence; (v) Qualifications for Nomination to the Board; (vi) Policy and Procedure for Stockholder Recommendations for Nominations to the Board; and (vii) Stock Ownership Guidelines for Executive Officers.
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Corporate Governance
Stockholder Engagement
We regularly engage with a broad group of current and prospective stockholders. Topics discussed during 2024 include long-term strategy, financial performance, acquisitions and divestitures, major trends and issues affecting the Company’s businesses, industry dynamics, leadership changes, executive compensation, sustainability, and ESG matters.
The N&CG Committee oversees the Company’s stockholder engagement activities. The feedback received from our stockholder engagement efforts is communicated to and considered by the Board, and our engagement activities have produced valuable feedback that helps inform our decisions and our strategy, when appropriate.
Communicating with Directors
Stockholders and other interested parties may communicate directly with the non-management directors of the Board of Directors by writing to

Non-Management Directors
c/o Corporate Secretary at Sealed Air Corporation
2415 Cascade Pointe Boulevard
Charlotte, North Carolina 28208
or by sending an email to directors@sealedair.com. In either case, the Chair of the Board will be notified of all such correspondence as appropriate and will communicate with the other directors as appropriate about the correspondence. We have posted information on how to communicate with the non-management directors on our website at https://ir.sealedair.com/corporate-governance/contact-the-board.
11

Corporate Governance
Certain Relationships and Related-Person Transactions

Under our Corporate Governance Guidelines, the Board of Directors reviews any relationships or transactions that might constitute a conflict of interest for a director. Under its charter, the Audit Committee reviews and, if appropriate, approves conflicts of interest or potential conflicts of interest involving our senior financial executives, as well as oversees the investigation of and acts, or recommends action of the Board, on any other violations or potential violations of our Code of Conduct or our Code of Ethics for Senior Financial Executives by executive officers.
The Board has adopted the Related-Person Transactions Policy and Procedures, which we refer to below as the Related-Person Policy. The current Related-Person Policy is posted on Sealed Air’s website at https://ir.sealedair.com/corporate-governance/highlights. The Related-Person Policy provides for the review of all relationships and transactions in which Sealed Air and any of its executive officers, directors or five-percent stockholders or their immediate family members are participants, to determine whether to approve or ratify such relationships or transactions, as well as whether such relationships or transactions might affect a director’s independence or must be disclosed in our Proxy Statement.
As of December 31, 2024, the Vanguard Group, Inc. managed funds holding in the aggregate 12.5% of the Company’s common stock. The Company leases certain office space to Vanguard under an office lease based on arm’s length negotiation. During 2024, Vanguard paid the Company approximately $2.3 million for the leased office space.
Other than transactions that are considered pre-approved under the Related-Person Policy, the transactions described above and under “Corporate Governance—Board of Directors Overview—Independence of Directors” were ratified or approved in accordance with the Related-Person Policy.
12

Director Compensation

During 2024 annual compensation for non-employee directors consisted of the following components: annual or interim retainers paid at least 50% in shares of common stock; Committee fees paid in cash; and other fees for special assignments or director education programs paid in cash. A director may defer payment of annual or interim retainers until retirement from the Board of Directors, as described below. The following table shows the total compensation for non-employee directors during 2024:

Director	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Total ($)
Zubaid Ahmad	24,000	270,028	294,028
Anthony J. Allott	73,333	106,674	180,008
Kevin C. Berryman*	35,000	270,028	305,028
Françoise Colpron*	128,500	160,034	288,534
Clay M. Johnson	123,500	160,034	283,534
Henry R. Keizer*, †	183,000	260,005	443,005
Harry A. Lawton III	133,500	160,034	293,534
Suzanne B. Rowland	148,000	160,034	308,034

*	Chair of Committee during 2024.
†	Chair of the Board during 2024.
[1]
The amounts shown consist of cash compensation paid in 2024. Cash compensation paid to Mr. Ahmad, Mr. Keizer and Ms. Rowland included $2,000, $4,000 and $16,000, respectively, for attending director education programs, as described below under “Other Fees and Arrangements”.

[2]
The amounts shown represent the aggregate grant date fair value of stock awards granted in 2024 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718, for the stock portion of the annual retainers for 2024 under the 2014 Omnibus Incentive Plan, described below under “Board Retainers.” For additional information, refer to Note 22, “Stockholders’ Equity” of Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Mr. Ahmad, Mr. Berryman and Ms. Rowland received stock units under the Deferred Compensation Plan described below. All other directors listed in the table received shares of common stock. The number of shares or stock units paid was determined by dividing the amount of the annual retainer or interim retainer, as applicable, so paid by the closing price of a share of common stock on (a) in the case of the annual retainer, May 23, 2024, the date of the 2024 Annual Meeting of Stockholders, at which meeting all of the non-employee directors other than Mr. Allott were elected, and (b) in the case of the interim retainer paid to Mr. Allott, October 1, 2024, the date he was appointed to the Board, in each case rounding up to the nearest whole share. In addition, each of Mr. Ahmad and Mr. Berryman elected to have the cash portion of his annual retainer paid in stock units, with the number of stock units similarly determined by dividing the amount of his annual retainer by the closing price of a share of common stock on May 23, 2024. All shares and stock units paid as all or part of annual retainers in 2024 are fully vested. Directors are credited with dividend equivalents on stock units, as described under “Deferred Compensation Plan” below, which are not included in the table above.

Director Compensation Processes
Our director compensation program is intended to enhance our ability to motivate, retain and attract non-employee directors of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of our common stock.
The Board of Directors reviews director compensation at least annually based on recommendations by the N&CG Committee.
13

Director Compensation
Independent Non-Employee Director Compensation Consultant
The N&CG Committee has engaged Pearl Meyer & Partners LLC, or Pearl Meyer, as consultants for director compensation. The N&CG Committee and the Board base their determinations on director compensation on recommendations from Pearl Meyer, commercially available survey data related to general industry director compensation trends at companies of comparable size and our peer group companies, as well as other relevant factors. Pearl Meyer also served as the independent consultant to the P&C Committee on executive compensation.
Board Retainers
Under the 2014 Omnibus Incentive Plan, each non-employee director who is elected at an annual meeting of stockholders receives an annual retainer for serving as a director. The Board sets the amount of the annual retainer prior to the annual meeting based on the recommendation of the N&CG Committee.
The annual retainer can consist of a fixed amount of cash, a fixed amount of common stock, or a combination of cash and stock. The table below sets forth the approved Board retainers and fees for 2024:

	Cash	Stock
Annual Retainer – Independent Chair	$179,000[1]	$260,000
Annual Retainer – Other Board Members	$110,000[1]	$160,000
Additional Committee Chair Fees:
Audit Committee Chair	$25,000
P&C Committee Chair	$20,000
N&CG Committee Chair	—[2]
Additional Committee Member Fees:
Audit Committee	$10,000
P&C Committee	$10,000
N&CG Committee	$7,500

[1]	May be paid in shares of common stock at the election of the director.
[2]	Chair of the Board did not receive any fees for his service as the chair of the N&CG Committee.
We issue shares of common stock in payment of the stock portion of a retainer promptly after the director becomes entitled to receive it. The cash portion of the annual retainer generally is also paid promptly after the annual meeting. Committee fees are paid quarterly in cash for each quarter served. A non-employee director who is elected other than at an annual meeting is entitled to an interim retainer on the date of election. The interim retainer is a pro rata portion of the annual retainer to reflect less than a full year of service.
Deferred Compensation Plan
A non-employee director may defer all or part of the director’s annual retainer until the director retires from the Board. Each non-employee director may first elect to defer the stock portion of the annual retainer. If a non-employee director makes that election, he or she may also elect to defer the cash portion of the annual retainer.
A non-employee director receives stock units for his or her deferred stock, which will be converted to shares of our common stock following the director’s retirement from the Board. Directors are credited with dividend equivalents on their stock units, which are automatically converted into additional full or fractional stock units. Such stock units may not be transferred by a director and do not have voting rights.
14

Director Compensation
We credit deferred cash to an unfunded cash account that earns interest quarterly at the prime rate less 50 basis points until paid. During 2024 none of the non-employee directors who participated in the Deferred Compensation Plan for Directors received above market earnings on his or her deferred cash or stock units.
A non-employee director may elect to receive the balances in his or her stock and cash accounts in a single payment or in five annual installments following retirement.
Restrictions on Transfer
A non-employee director may not sell, transfer or encumber his or her retainer shares while serving on the Board, except that a non-employee director may make gifts of such shares to family members or to trusts or other forms of indirect ownership so long as the non-employee director remains as a beneficial owner of the shares while the non-employee director remains a director of Sealed Air. The director has voting rights in respect of the retainer shares. The restrictions on the disposition of retainer shares terminate upon the occurrence of specified events related to a change in control of Sealed Air.
Other Fees and Arrangements
Non-employee directors who attended director education programs during 2024 received a fee of $2,000 per day. All directors are entitled to reimbursement for expenses incurred in connection with Board service, including attending Board or Committee meetings as well as director education programs. We pay these fees and reimbursements in cash; these payments are not eligible for deferral under the Deferred Compensation Plan for Directors described above.
Director Stock Ownership Guidelines
In order to align the interests of directors and stockholders, we believe that our directors should have a significant financial stake in Sealed Air. To further that goal, we maintain stock ownership guidelines for non-employee directors. The current stock ownership guidelines for non-employee directors, which are part of our Corporate Governance Guidelines, specify that non-employee directors hold shares of common stock and stock units under our Deferred Compensation Plan for Directors equal in aggregate value to five times the amount of the annual retainer payable in cash, which equal $895,000 for the Chair of the Board and $550,000 for other directors. The directors have five years following first election to achieve the stock ownership guidelines. In the event of an increase in the amount of the annual retainer payable in cash, directors serving when the increase is approved by the Board of Directors have two years after such approval to achieve the increased guideline. As of March 31, 2025, all directors met the stock ownership guidelines, other than Mr. Allott, Mr. Berryman, Mr. Johnson and Ms. Rowland, who are within the initial five-year period allowed under the policy.
15

Proposal 1. Election of Directors

The Board has designated as nominees for election as directors the eight persons named below. Clay M. Johnson, who currently is a director, is not standing for re-election. As a result, he will step down from the Board effective at the Annual Meeting.
Each of the director nominees currently serves as a director of Sealed Air. Mr. Allott, who was appointed to the Board in October 2024, initially was identified by a referral from Mr. Ahmad and was appointed to the Board following vetting by a third party search firm engaged by the N&CG Committee and further evaluation and recommendation by the N&CG Committee. Mr. Semach was appointed to the Board in February 2025 in conjunction with his appointment as CEO of the Company. All other nominees were elected by stockholders at our 2024 Annual Meeting of Stockholders. Each nominee presented below was recommended by the N&CG Committee and nominated by the Board. Each director elected at the Annual Meeting will serve until our 2025 Annual Meeting of Stockholders or until a successor is duly elected and qualified. Each director nominee has consented to being named in the Proxy Statement and to serving as a director, if elected.
Shares that are voted as recommended by the Board will be voted in favor of the election as directors of the nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, which we do not anticipate, the shares represented by a duly completed proxy may be voted for a substitute nominee designated by the Board, unless the Board chooses to reduce its size.
The Board of Directors recommends a vote “FOR” each of the eight nominees for election as directors.
Director Qualifications
The Board has adopted Qualifications for Nomination to the Board, a copy of which is posted on our website at https://ir.sealedair.com/corporate-governance/highlights. The Qualifications provide that, in selecting directors, the Board of Directors should seek to achieve a mix of directors that enhances the variety of background, skills and experience on the Board, including with respect to age, international background, and specialized experience. Directors should have relevant expertise and experience and be able to offer advice and guidance to our CEO based on that expertise and experience.
Also, a majority of directors should be independent under applicable NYSE listing standards, Board and Committee guidelines, and applicable laws and regulations. Each director is also expected to:
•	be of the highest ethical character and share the values of Sealed Air as reflected in its Code of Conduct;
•	be highly accomplished in his or her field, with superior credentials and recognition;
•	have sound business judgment, be able to work effectively with others, have sufficient time to devote to our affairs, and be free from conflicts of interest; and
•	be independent of any particular constituency and able to represent all of our stockholders.
The Board has determined that, as a whole, it must have the right mix of characteristics, skills, backgrounds and expertise to provide effective oversight of Sealed Air. In connection with the Board’s annual self-assessment process, it reviews the diversity of skills and characteristics needed by the Board in its oversight of Sealed Air, as well as the effectiveness of the diverse mix of skills and experience. As part of the review process, the Board considers the skill areas represented on the Board, those skill areas represented by directors expected to retire or leave the Board in the near future, and recommendations of directors regarding skills that could improve the ability of the Board to carry out its responsibilities.
16

Proposal 1. Election of Directors
Identifying and Evaluating Nominees for Directors
When the Board or its N&CG Committee has identified the need to add a new director with specific qualifications or to fill a vacancy on the Board, the chair of the N&CG Committee will initiate a search to identify candidates who meet the Company’s “Qualifications for Nomination to the Board.” Such search may include seeking input from other directors and senior management, reviewing any candidates that the N&CG Committee has previously identified, and, if necessary, hiring an external search firm.
The Board is committed to a policy of equal opportunity, non-discrimination and inclusiveness, and, as such, the N&CG Committee, in performing its responsibilities to review director candidates and recommend candidates to the Board for election, considers in each search variety of age, international background, and specialized experience, in addition to the other criteria set forth above under “—Director Qualifications” and such other factors as the N&CG Committee deems appropriate.
We consider for Board nomination and selection directors with a wide mix of expertise, experience, skills and backgrounds as part of the pools from which nominees for the Board are reviewed (and ultimately offered the opportunity to be appointed to the Board or stand for election to the Board). We strive to achieve a Board composition that promotes an inclusive culture that solicits multiple perspectives and views. We also seek to create an overall organization where success is determined by individual merit (e.g., talent and achievement) rather than external factors (e.g., physical appearance or background) at all levels of the Company, including our Board.
Our director searches are conducted consistent with these priorities, and search firms with which we work are instructed accordingly.
The N&CG Committee will identify the initial list of candidates who satisfy the above criteria and otherwise qualify for membership on the Board. At least one member of the N&CG Committee (preferably the chair), our Chair of the Board and CEO will interview each qualified candidate; other directors will also interview the candidate if practicable. Based on a satisfactory outcome of those interviews, the N&CG Committee will make its recommendation on the candidate to the Board.
Our Bylaws include a procedure that stockholders must follow in order to nominate a person for election as a director at an annual meeting of stockholders, other than a nomination submitted by a stockholder to the N&CG Committee in accordance with our Policy and Procedure for Stockholder Nominations to the Board, as described above under “Corporate Governance—N&CG Committee.” The Bylaws require that timely notice of the nomination in proper written form, including all required information, be provided to the Corporate Secretary of Sealed Air. A copy of our Amended and Restated Bylaws is posted on our website at https://ir.sealedair.com/corporate-governance/highlights.
There are no family relationships among any of our directors, nominees for director and executive officers.
17

Proposal 1. Election of Directors
Nominees for Election as Directors
Set forth below are each nominee’s name, age as of the 2025 Annual Meeting date, principal occupation, business experience, and U.S.-listed public company directorships held during the past five years. We also discuss the qualifications, attributes, and skills that led our Board to nominate each for election as a director.
Director Since 2020 Age 63 Committees Audit N&CG P&C (Chair) Executive	Zubaid Ahmad

Mr. Ahmad is the Founder and Managing Partner of Caravanserai Partners LLC, a merchant banking firm focused on M&A and sovereign advisory, strategic capital raising, and private equity transactions, which he established in 2017. Previously, Mr. Ahmad served at Citigroup Inc., where he was Vice Chairman, Institutional Clients Group, since joining the firm in 2010, and held a number of senior leadership roles, including Co-Head of Global Asset Managers group from 2016 to 2017 and Chief Operating Officer of the Global Corporate and Investment Banking division. Before Citigroup, Mr. Ahmad held senior roles at Standard Chartered, J.P. Morgan and Credit Suisse, among other firms. Mr. Ahmad has also served as a Senior Advisor to a number of firms: CPP Investments, a global investment organization that invests the assets of Canada Pension Plan (2019 to 2023); Muzinich & Co., a diversified corporate credit asset manager (2017 to 2021); and Actis, a leading global investor in sustainable infrastructure (2017 to 2019).
Mr. Ahmad received a Bachelor of Science degree in business administration from Georgetown University and a Master of Business Administration degree from Harvard University.
Mr. Ahmad brings 40 years of global experience in corporate and investment banking having served corporate, asset management and government clients. His strong background in global financial and investment markets, as well as his understanding of finance and accounting, are of great value to the Board.

Director Since 2024 Age 60 Committees None	Anthony J. Allott

Mr. Allott is a director of Silgan Holdings Inc. (“Silgan”), a global packaging company, where he has served since 2006 in addition to serving as its Chairperson since 2019. Mr. Allott previously served as Silgan’s Chief Executive Officer from 2006 to 2021, President from 2004 to 2019 in addition to Chief Operating Officer from 2005 to 2006, and Executive Vice President and Chief Financial Officer from 2002 to 2004. Prior to joining Silgan, Mr. Allott was Senior Vice President and Chief Financial Officer of Applied Extrusion Technologies, Inc., a manufacturer of flexible packaging, from 1996 to 2002 in addition to serving as its Vice President and Treasurer from 1994 to 1996. From 1992 until 1994, Mr. Allott was Corporate Controller and Director of Financial Reporting of Ground Round Restaurants. Prior to that, Mr. Allott was a certified public accountant with Deloitte & Touche LLP.
Mr. Allott earned his Bachelor of Science in business administration from Boston University. Mr. Allott is also a co-founder and partner of Waypoint Investors, LLC, where he serves in a director capacity for invested private companies.
Mr. Allott brings extensive packaging sector experience with a track record of creating shareholder value to Sealed Air's Board.

18

Proposal 1. Election of Directors
Director Since 2022 Age 66 Committees Audit (Chair) P&C Executive	Kevin C. Berryman

Mr. Berryman served as President and Chief Financial Officer of Jacobs Solutions Inc., a global professional services company that designs and deploys technology-centric solutions to solve complex challenges, from 2014 until retiring in 2024. In this role, Mr. Berryman was responsible for all aspects of corporate finance, including accounting, investor relations, strategy, mergers and acquisitions, global business services, tax, information technology and real estate functions. In addition, he oversaw internal audit and enterprise business services. Mr. Berryman served as an Executive Sponsor for PlanBeyond, Jacobs’ global sustainable business strategy, and represented Jacobs as a founding member of the United Nations Global Compact CFO Coalition for the Sustainable Development Goals (SDGs). Previously, Mr. Berryman was EVP and CFO at International Flavors and Fragrances Inc., an S&P 500 company and global creator of flavors and fragrances used in a wide variety of consumer products from 2009 to 2014. Prior to that he worked at Nestlé for 25 years where he held various financial and operational roles including Treasury, M&A, Strategic Planning and CFO of Nestlé’s largest acquisition, Ralston Purina.
Mr. Berryman is a director of ITT, Inc., where he serves as Chair of the audit committee.
Mr. Berryman holds a Bachelor of Arts degree in economics from Occidental College and a Master of Business Administration degree in finance from The University of California, Los Angeles, where he serves as a board member for the Center for Global Management. Mr. Berryman also previously served as a member of the board of PA Consulting Group, a private consulting group.
Mr. Berryman has 45 years of professional experience in strategy, finance and operations. His financial leadership and experience in successful business transformations greatly benefit the Board.

Director Since 2019 Age 54 Committees N&CG P&C	Françoise Colpron

Ms. Colpron most recently served as Group President, North America of Valeo SA, a global automotive supplier, from 2008 to 2022, where she was responsible for the activities of the group in the United States, Mexico and Canada. She joined Valeo in 1998 in the legal department and had several roles, first as Legal Director for the Climate Control branch in Paris, and then as General Counsel for North and South America from 2005 to 2015. Before joining Valeo, Ms. Colpron began her career as a lawyer at Ogilvy Renault in Montreal, Canada (now part of the Norton Rose Group). Ms. Colpron’s global business experience includes prior work assignments in Europe, Asia and North America.
Ms. Colpron serves as a director of Celestica Inc., where she chairs the nominating and corporate governance committee and serves on the audit committee and the human resources and compensation committee. Ms. Colpron also serves as a director of Veralto Corporation, where she serves on the compensation committee and the nominating and governance committee.
Ms. Colpron earned a Civil Law degree in 1992 from the University of Montreal, Canada. In 2020, Ms. Colpron was recognized by Automotive News as one of the “100 Leading Women in the North American Auto Industry” and, in 2016, by Crain’s Detroit Business as one of the “100 Most Influential Women in Michigan,” a list that includes leaders in business, academia, nonprofits and public policy. Ms. Colpron was inducted into the French Légion d’Honneur in 2015.
Ms. Colpron’s international background as well as her extensive business and legal experience bring great value to the Board.

19

Proposal 1. Election of Directors
Director Since 2017 Chair of the Board of Directors Age 68 Committees Ex Officio, Non-Voting Member of Audit and P&C Committees N&CG (Chair) Executive (Chair)	Henry R. Keizer

Mr. Keizer formerly served as Deputy Chairman and Chief Operating Officer of KPMG, the U.S.-based and largest individual member firm of KPMG International, or KPMGI, a role from which he retired in 2012. KPMGI is a professional services organization that provides audit, tax and advisory services in 152 countries. Mr. Keizer previously held a number of key leadership positions throughout his 35 years at KPMG, including Global Head of Audit from 2006 to 2010 and U.S. Vice Chairman of Audit from 2005 to 2010.
Mr. Keizer is Chairman of the board of GrafTech International Ltd. He is also a trustee and chair of the audit committee of the BlackRock Multi-Asset Fund Complex. He previously served as Chairman of the Board of Hertz Global Holdings, Inc. and The Hertz Corporation, where he also chaired the audit committee and served on the financing committee and the nominating and governance committee, until 2021; as a director and audit committee chair of WABCO Holdings Inc. until 2020; as a director of MUFG Americas Holdings, Inc. and MUFG Union Bank, a financial and bank holding company until 2016; and as a director of Montpelier Re Holdings, Ltd., a global property and casualty reinsurance company until 2015. Mr. Keizer was also a director of the American Institute of Certified Public Accountants from 2008 to 2011.
Mr. Keizer holds a Bachelor’s degree in Accounting, summa cum laude, from Montclair State University, New Jersey.
Mr. Keizer has significant governance, management, operating and leadership skills gained as Deputy Chairman and Chief Operating Officer of KPMG and as a director of multiple public and private companies. Mr. Keizer is also a certified public accountant and financial expert. Mr. Keizer has over four decades of diverse industry perspective gained through advising companies engaged in manufacturing, banking, insurance, consumer products, retail, technology and energy, providing him with perspective on the issues facing major companies and the evolving global business environment.
Mr. Keizer provides the Board over 40 years of business and leadership experience with deep expertise in governance, operational efficiency, risk management, domestic and international operations and mergers and acquisitions.

Director Since 2019 Age 50 Committees Audit P&C	Harry A. Lawton III

Mr. Lawton has served as President and CEO and as a director of Tractor Supply Company since 2020. Mr. Lawton previously served as President of Macy’s, Inc., from 2017 to 2019. As President of Macy’s, Mr. Lawton was responsible for all aspects of Macy’s brand, including merchandising, marketing, stores, operations, technology, and consumer insights and analytics. Previously, Mr. Lawton was senior vice president of eBay North America. In that role, Mr. Lawton oversaw all aspects of eBay’s Americas business unit, including marketing, merchandising, operations, business selling, consumer selling, and advertising, as well as global responsibility for shipping, payments, risk, and trust. Prior to joining eBay, Mr. Lawton spent 10 years in various leadership roles at Home Depot, where he most recently was senior vice president for merchandising. Mr. Lawton also served as President, Online, and in that role, he was responsible for accelerating the growth of Home Depot’s Internet business. Prior to that, Mr. Lawton was an associate principal at McKinsey & Co., providing strategic advice to executive teams in consumer-packaged goods and manufacturing industries.
Mr. Lawton previously served on the board of Buffalo Wild Wings, Inc. He currently serves on the board of the National Retail Federation and the corporate advisory board for The University of Virginia’s Darden School of Business. He is also a member of the Business Roundtable.
Mr. Lawton holds a Master of Business Administration degree from the University of Virginia and dual Bachelor’s degrees in Chemical Engineering, and Pulp and Paper Technology from North Carolina State University.
Mr. Lawton’s education, business management experience and knowledge of the e-commerce and retail industries greatly benefit the Board.

20

Proposal 1. Election of Directors
Director Since 2020 Age 63 Committees Audit N&CG	Suzanne B. Rowland

Ms. Rowland is the former Group Vice President, Industrial Specialties, at Ashland Global Holdings, Inc. Prior to joining Ashland, Ms. Rowland held senior executive positions at Tyco International including Vice President and General Manager, Fire Products and Vice President, Business Excellence, Flow Control. Previously, she worked at Rohm and Haas for over 20 years, where she served in senior executive roles including Vice President, Procurement & Logistics, and Vice President & Global Business Director, Adhesives.
Ms. Rowland is currently a Director of the Board of James Hardie Industries, plc., where she serves on the audit and compensation committees and was recently elected a Director of the Board of Kenan Advantage, Inc. Ms. Rowland previously served on the board of SPX Flow, Inc. from 2018 to April 2022, where she was chair of the compensation and human capital management committee and a member of the audit committee and nominating, governance and sustainability committee. Ms. Rowland also served on the board of LBFoster, Inc from 2008 to December 2022 and was the chair of the nomination and governance committee. In 2023, Ms. Rowland earned the Sustainability and Climate Risk Certificate from the Global Association of Risk Professionals.
Ms. Rowland received a Bachelor of Science degree in chemical engineering from the University of Pennsylvania and a Master of Science degree in business studies from the London Business School.
Ms. Rowland’s extensive operational and leadership experience in global industrial material and equipment markets provides valuable insight into strategic and operational issues for Sealed Air. Her knowledge of sustainability, lean principles, strategic sourcing, mergers and acquisitions, and corporate governance are also beneficial assets to the Board.

Director Since 2025 Age 43 Committees Executive	Dustin J. Semach

Mr. Semach was promoted to President and CEO of Sealed Air in February 2025. He joined Sealed Air as CFO in early 2023 and served as Interim Co-President and Co-CEO from October 2023 to June 2024. Prior to joining Sealed Air, he served as CFO at TTEC, a public global customer experience technology and services provider from 2020 to 2023, and as CFO at Rackspace Technology, a public cloud services provider from 2019 to 2020, where he led the company through its initial public offering in 2020. He also held leadership positions at large cap information technology services businesses including DXC, Computer Sciences Corporation and IBM.
Mr. Semach holds a Bachelor’s degree in computer science from Clemson University and a Master’s degree in business administration from Northeastern University.
Mr. Semach has more than 20 years of professional experience in leadership, strategy, business transformation, at-scale M&A, finance, technology, and operations. His deep understanding of Sealed Air’s business, relentless focus on execution, and strong financial and operational skills greatly benefit the Board.

21

Proposal 1. Election of Directors
Nominee Composition

*	As self reported
Nominee Skills and Experience

Ahmad	Allott	Berryman	Colpron	Keizer	Lawton	Rowland	Semach
Executive Leadership	•	•	•	•	•	•	•	•
Global Business	•	•	•	•	•	•	•	•
Finance and Accounting	•	•	•		•	•	•	•
Manufacturing and Industry Experience	•	•	•	•	•		•	•
Environmental and Sustainability			•	•			•	
Strategic Planning	•	•	•	•	•	•	•	•
Corporate Governance	•	•		•	•	•	•	
Risk Management	•	•	•	•	•	•	•	•
Technology, Science and Innovation		•	•	•	•	•	•	•
Human Resources	•	•	•	•	•	•	•

22

Beneficial Ownership Table

The following table sets forth, as of the record date of March 31, 2025 (or as otherwise indicated), the number of outstanding shares and the percentage of common stock beneficially owned:
•	by each person known to us to be the beneficial owner of more than five percent of the then-outstanding shares of common stock;
•
directly or indirectly by each current director, nominee for election as a director, and named executive officer who is included in “Executive Compensation—Executive Compensation Tables—2024 Summary Compensation Table”; and

•	directly or indirectly by all of our current directors, nominees and executive officers as a group.
The number of shares of common stock owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within sixty days after the record date of March 31, 2025, or May 30, 2025, through the conversion of a security or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with a family member, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares for any other purpose.

Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	14,830,711[1]	10.1%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	18,330,381[2]	12.5%
T. Rowe Price Investment Management, Inc. 100 E. Pratt Street Baltimore, MD 21202	11,234,344[3]	7.6%
Zubaid Ahmad	1,200[4]	*
Anthony J. Allott	5,960	*
Kevin C. Berryman	—[4]	*
Emille Chamas	249,400[5]	*
Françoise Colpron	19,980	*
Steven E, Flannery	275	*
Tobias Grasso, Jr	21,623[5]	*
Clay M. Johnson	8,073	*
Veronika Johnson	23,813[6]	*
Henry R. Keizer	35,000	*
Patrick M. Kivits	92,350	*
Harry A. Lawton III	18,811	*
Byron J. Racki	576	*
Suzanne B. Rowland	—[4]	*
Dustin J. Semach	26,215[7]	*
Jannick C. Thomsen	9,160[5]	*
All current directors, director nominees and executive officers as a group (14 persons)	603,505	*

*	Less than 1%.
23

Beneficial Ownership Table
[1]
The ownership information set forth in the table is based on information contained in a Schedule 13G/A, filed with the SEC on February 7, 2025 by BlackRock, Inc., with respect to ownership of shares of common stock, which indicated that BlackRock, Inc. (including certain of its subsidiaries) had sole voting power with respect to 14,625,615 shares and sole dispositive power with respect to 14,830,711 shares. According to the Schedule 13G/A, BlackRock Fund Advisors a subsidiary of BlackRock, also beneficially owned 5% or greater of our common stock.

[2]
The ownership information set forth in the table is based on information contained in a Schedule 13G/A, filed with the SEC on January 31, 2025 by The Vanguard Group, with respect to ownership of shares of common stock, which indicated that The Vanguard Group had shared voting power with respect to 65,810 shares, sole dispositive power with respect to 18,091,943 shares and shared dispositive power with respect to 238,438 shares.

[3]
The ownership information set forth in the table is based on information contained in a Schedule 13G/A, filed with the SEC on November 14, 2024 by T. Rowe Price Investment Management, Inc., with respect to ownership of shares of common stock, which indicated that T. Rowe Price Investment Management, Inc. had sole voting power with respect to 11,210,560 shares and sole dispositive power with respect to 11,234,344 shares.

[4]
The number of shares of common stock listed in the table does not include stock units held in the stock accounts of the non-employee directors under our Deferred Compensation Plan for Directors. Each stock unit represents one share of common stock. Holders of stock units cannot vote the shares represented by the units or transfer such units; see “Director Compensation—Deferred Compensation Plan” above. The stock units so held by non-employee directors are as follows:

Zubaid Ahmad	25,995
Kevin C. Berryman	18,102
Suzanne B. Rowland	17,921

[5]
This figure includes shares of common stock held under our 401(k) and Profit-Sharing Plan with respect to which our executive officers individually and as a group may, by virtue of their participation in the plan, be deemed to be beneficial owners. The approximate numbers of share equivalents held by the named executive officers and by the current directors, director nominees and executive officers as a group under the plan are as follows:

Emile Z. Chammas	6,991
Steven E. Flannery	275
Tobias Grasso	404
Veronika Johnson	18,944*
Byron J. Racki	576
Dustin J. Semach	1,057
Jannick Thomsen	799
Current directors, director nominees and executive officers as a group	29,046

*	Includes 15,294 shares of common stock held by Ms. Johnson’s spouse.
[6]	Includes (i) 1,580 restricted stock units that will vest before May 30, 2025, and (ii) 15,294 shares of common stock held by Ms. Johnson’s spouse.
[7]	Includes 10,672 restricted stock units that will vest before May 30, 2025.
The address of all individuals listed above is c/o Sealed Air Corporation, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208.
24

Executive Compensation

Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, provides information on the key features of our executive compensation program for our named executive officers, or NEOs. This CD&A also describes the approach the People and Compensation Committee’s (the “P&C Committee”) took in deciding 2024 compensation for our NEOs.

Our CD&A includes five parts:
Our Named Executive Officers for 2024	page 26
Executive Summary	page 27
What Guides Our Executive Compensation Programs	page 29
2024 Compensation Decisions and Results	page 31
Other Features and Policies	page 39

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Executive Compensation
Our Named Executive Officers for 2024

Name	Title (As of December 31, 2024)
Patrick M. Kivits	Chief Executive Officer
Dustin J. Semach	President and Chief Financial Officer
Emile Z. Chammas	Senior Vice President and Chief Operating Officer
Steven E. Flannery	President, Food
Byron J. Racki	President, Protective
Veronika Johnson	Chief Accounting Officer and Controller
Jannick C. Thomsen	Former Chief People and Digital Officer
Tobias Grasso, Jr.	Former Americas President

Leadership Changes in 2024 and 2025
The Company had leadership changes throughout 2024 and into 2025. For information about compensation decisions related to these transitions, please see the section “2024 Compensation Highlights” below.

June 2024	July 2024	September 2024	February 2025

•
Mr. Grasso stepped down as Americas President on June 4, 2024 and served in an advisory role through July 1, 2024.

•
Mr. Racki was hired as Americas President on June 4, 2024 and later transitioned to his current role as President, Protective.

•
Mr. Thomsen stepped down as Chief People and Digital Officer on June 17, 2024 and served in an advisory role through July 15, 2024.

•
Mr. Kivits was hired as CEO on July 1, 2024.

•
With the appointment of Mr. Kivits as CEO, Mr. Semach and Mr. Chammas ended their roles as Interim Co-Presidents and Co-CEOs.

•
Mr. Semach was promoted to President and CFO on July 1, 2024.
		• Mr. Flannery was hired as President, Food on September 30, 2024.	• Mr. Semach replaced Mr. Kivits as CEO, and Ms. Johnson was appointed Interim CFO.

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Executive Compensation
Executive Summary
Key Business Performance in 2024
In 2024, Sealed Air reported net sales of $5.39 billion, Adjusted EBITDA of $1.11 billion and Free Cash Flow of $454 million, excluding refunds related to the resolution of a prior year tax matter. (Adjusted EBITDA, Sales, and Free Cash Flow are used in our 2024 incentive plans and defined in more detail below.)
During 2024, we completed the reorganization into two market-focused businesses, Food and Protective. We exceeded our expectations across Adjusted EBITDA and Free Cash Flow, reflecting improved fundamental execution.
2024 Compensation Highlights
Below is a summary of the key compensation decisions that the P&C Committee made for fiscal 2024. Additional details can be found in the section “2024 Compensation Decisions and Results.”
•
2024 Annual Incentive Plan (“AIP”). Our 2024 AIP funded at approximately 122% of target based on pre-established, objective goals related to performance of Adjusted EBITDA (weighted 50%), Net Trade Sales (weighted 25%), and Free Cash Flow (weighted 25%).

•
2024 Long-Term Incentive (“LTI”) Plan. Our 2024 LTI awards were established as 50% performance share units (“PSUs”) for the 2024-2026 performance period and 50% as time-vesting restricted stock units (“RSUs”). The PSUs are earned based on 2024-2026 performance goals, equally weighted between Adjusted EBITDA CAGR and Return on Invested Capital (“ROIC”), subject to a modifier based on relative total stockholder return (“TSR”).

•
2022 – 2024 PSU Results. Our 2022-2024 PSUs paid out at 75% of target, based on performance for Adjusted EBITDA CAGR (below threshold) and ROIC (above maximum), with relative TSR performance (first quartile) reducing the final payout down to 75%.

•
Awards Supporting Leadership Changes. We made several one-time, new hire cash and equity awards in 2024 to encourage the acceptance of our offers of employment for Patrick Kivits (hired as our Chief Executive Officer on July 1, 2024), Byron Racki (hired June 4, 2024), and Steve Flannery (hired September 30, 2024). We also made one-time transition awards to Dustin Semach and Emile Chammas in connection with the hiring of Mr. Kivits and in recognition of their contributions as interim Co-Presidents and Co-CEOs.

2024 Say-on-Pay Vote and Stockholder Engagement
We are committed to an open dialogue with our stockholders on issues relevant to our business. As part of our regular engagement efforts, we speak to a broad group of stockholders each year. Topics discussed during 2024 include long-term strategy, financial performance, acquisitions and divestitures, major trends and issues affecting the Company’s businesses, industry dynamics, leadership changes, executive compensation, sustainability, and environmental, social and governance matters.
In 2024, approximately 90% of the stockholders who voted on the advisory say-on-pay proposal approved the compensation of our NEOs, indicating support for our overall executive compensation program. The P&C Committee and the Board of Directors will continue to consider stockholder perspectives and the outcomes of the future say-on-pay votes when evaluating our executive compensation program and how we make decisions related to our NEOs’ compensation.
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Executive Compensation
Compensation Governance Practices
The P&C Committee believes that our executive compensation program follows best practices and is aligned with long-term stockholder interests through the following:

What We Do
Drive a Pay for Performance Culture Through Variable Incentives	A majority of total target direct compensation for our NEOs is performance-based
Measurable Performance Goals for Both Annual and Long-Term Awards	Use multiple, balanced measures, including absolute and relative measures for long-term awards
Stock Ownership Policy	Multiple of base salary must be held in common stock — 6x for CEO and 3x for other NEOs; 50%-75% of after-tax shares must be held until ownership goal is met
Compensation Recoupment (Clawback) Policies
Recovery of annual or long-term incentive compensation based on achievement of financial results that were subsequently restated, applies to each NEO, regardless of whether the NEO was responsible for the restatement

Partner with Independent Compensation Consultant	We engage an independent, third-party compensation advisor, Pearl Meyer, to assist with our compensation program
Double-Trigger Vesting of Equity Compensation Upon a Change in Control	Under our equity compensation plans, vesting following a change in control requires involuntary termination of employment

What We Don’t Do
No Supplemental Executive Retirement Plans for NEOs	Only reasonable and competitive retirement programs offered
No Change in Control Excise Tax Gross-Ups	Consistent with our commitment to best practices
No Excessive Perquisites or Severance Benefits	Consistent with our commitment to best practices aligned to long-term stockholder interests
No Hedging or Pledging of Company Stock	Applies to all executive officers and directors

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Executive Compensation
What Guides Our Executive Compensation Program
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract, motivate and retain an effective leadership team that will create sustainable, long-term shareholder value. The P&C Committee believes our program should advance a high-accountability, performance-driven culture, encourage behaviors to drive business results and align the interest of our executives with those of our stockholders. These objectives guide the design of our executive compensation program:
Compensation at risk. Our programs include performance-based, at-risk compensation with 50% of long-term equity incentives delivered using PSUs with three-year performance periods.
Performance drives pay. Funding of our AIP plan and PSU award payouts are tied to measurable and quantifiable goals to incentivize financial performance and generate long-term sustainable value for stockholders. Final AIP award payouts may be adjusted for individual performance in consideration of leaders’ contributions and achievement of strategic and operational goals.
Balanced, market-driven pay and incentives. A balanced mix of target compensation benchmarked to peer companies to attract, motivate and retain a high-performing, experienced leadership team.
Compensation Components
Under our executive compensation program, the P&C Committee establishes each principal element of target total direct compensation for our NEOs—i.e., base salary, annual incentive and long-term incentive compensation targets—considering the median range based on data from peer companies.
The following table summarizes the main components of total direct compensation under our executive compensation program for our NEOs.

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Executive Compensation
The Decision-Making Process
The Role of the P&C Committee
The P&C Committee oversees the executive compensation program for our NEOs. The Committee is comprised of independent, non-employee members of the Board. The Committee works closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the P&C Committee’s charter, which may be accessed at https://ir.sealedair.com/corporate-governance/committee-composition.
The Committee makes all final compensation and equity award decisions regarding our NEOs, except for the CEO, whose compensation is determined by the independent members of the full Board, based upon recommendations of the Committee.
The Role of Independent Compensation Consultant
The P&C Committee has the sole authority to retain, oversee and terminate any compensation consultant used to assist in the evaluation of executive compensation and approve the consultant’s fees and retention terms. The P&C Committee has retained Pearl Meyer as its independent executive compensation consultant.
Pearl Meyer advised the P&C Committee on the selection of peer companies and provided comparative industry trends and peer group data regarding salary, and annual and long-term incentive compensation levels to support the P&C Committee’s decisions when setting 2024 compensation levels. Pearl Meyer also assisted the P&C Committee in selecting metrics and goals for the 2024 AIP and 2024 PSU awards, conducted the risk analysis of the Company’s incentive compensation plans and helped with compensation analysis associated with the various leadership transitions through 2024, including pay for the CEO. In 2024, the P&C Committee assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the P&C Committee.
The Role of CEO and Management
Our human resources, finance, and legal teams support the P&C Committee in the execution of its responsibilities. Management, in collaboration with the independent compensation consultant, oversees the development of materials for each P&C Committee meeting, including market data, historical compensation, and Company performance metrics. Management also provides the P&C Committee with business context and recommendations for setting incentive compensation design. The CEO provides the P&C Committee with an annual performance review of the other NEOs and makes recommendations to the P&C Committee regarding the target total direct compensation opportunity for those NEOs. No NEO, including the CEO, has a role in determining their own compensation.
The Role of Peer Groups
The P&C Committee uses data from a peer group as a factor in setting executive compensation levels and in designing the executive compensation program. The peer group is reviewed annually by the P&C Committee. The P&C Committee includes companies primarily in the materials, packaging and chemicals sectors that are generally comparable to Sealed Air based on industry, sales, number of employees and market capitalization. The table below sets forth the 2024 Compensation Peer Group.

2024 Peer Group Companies
AptarGroup, Inc.	Ashland Inc.	Avery Dennison Corporation
Avient Corporation	Axalta Coating Systems Ltd.	Ball Corporation
Berry Global Group, Inc.	Crown Holdings, Inc.	Dover Corporation
Fortive Corporation	Graphic Packaging Holding Company	Greif, Inc.
Minerals Technologies, Inc.	O-I Glass, Inc.	Packaging Corporation of America
Reynolds Consumer Products Inc.	Silgan Holdings Inc.	Sonoco Products Co.

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Executive Compensation
In early 2024, the Compensation Committee reviewed the peer group with Pearl Meyer and made several changes to the group to better align the peer group with Sealed Air’s business, market value, revenue and margin. Celanese Corporation was removed and replaced by Greif, Inc., Minerals Technologies, Inc., O-I Glass, Inc., and Reynolds Consumer Products Inc. This new list of peer companies was used in making 2024 compensation decisions for the NEOs.
2024 Compensation Decisions and Results
Base Salary
Base salary, as a fixed component of compensation, is an important part of a competitive compensation package. The P&C Committee establishes salary levels for NEOs primarily based on consideration of the median range for the peer companies for similar roles and responsibilities. The P&C Committee also considers broad-based surveys of compensation trends and practices at other industrial companies in the United States, as well as performance and overall role and scope of responsibilities.
In 2024, the P&C Committee set the base salaries of each of the NEOs as follows:
Name	2023 Salary	2024 Salary	% Increase
Patrick M. Kivits[1]	$—	$1,100,000	—
Dustin J. Semach[2]	$640,000	$850,000	33%
Emile Z. Chammas[3]	$778,511	$778,511	—
Steven E. Flannery[4]	$—	$650,000	—
Byron J. Racki[5]	$—	$600,000	—
Veronika Johnson[6]	$—	$350,300	—
Jannick C. Thomsen[3,7]	$600,875	$600,875	—
Tobias Grasso, Jr.[3,7]	$445,578	$445,578	—

[1]	Mr. Kivits joined the Company as CEO on July 1, 2024, and his 2024 salary was outlined in his offer letter.
[2]
Mr. Semach received an 11% increase on April 1, 2024, increasing his base salary to $710,000. On July 1, 2024 in recognition of his promotion to President he received an additional 20% increase, increasing his base salary to $850,000.

[3]	Excluding Mr. Semach and Ms. Johnson, none of the other NEOs received a merit increase in 2024.
[4]	Mr. Flannery joined the Company as President, Food on September 30, 2024, and his 2024 salary was outlined in his offer letter.
[5]	Mr. Racki joined the Company as Americas President on June 4, 2024 and later transitioned to President, Protective effective October 1, 2024. His 2024 salary was outlined in his offer letter.
[6]	Ms. Johnson was a NEO for the first time in 2024.
[7]
Mr. Thomsen stepped down as Chief People and Digital Officer on June 17, 2024 and separated from the Company on July 15, 2024. Mr. Grasso stepped down as Americas President on June 4, 2024 and separated from the Company on July 1, 2024.

Mr. Chammas and Mr. Semach also each received a monthly cash stipend of $25,000, starting on October 23, 2023, as additional compensation for serving as Interim Co-Presidents & Co-CEOs. This stipend ended with the appointment of Mr. Kivits as CEO on July 1, 2024 and is not included in the table above.
Annual Incentive Compensation
The Company’s Annual Incentive Program (“AIP”) is designed to drive performance results based on the achievement of our annual financial goals, with an emphasis on performance and alignment of the interests of our NEOs with our stockholders. Funding of the AIP pool for each year is based primarily on quantifiable Company financial performance measures, with individual payouts differentiated based on individual performance considerations. The AIP provides the opportunity to earn a significantly higher annual incentive award (up to 200% of an individual’s target award) if target performance is exceeded, as well as the risk of a significantly lower annual incentive award, or even no annual incentive
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Executive Compensation
award, if minimum performance is not achieved. As discussed in last year’s proxy statement, NEOs also had the opportunity to elect to receive a portion of their AIP award for 2024 as awards of RSUs under the 2014 Omnibus Incentive Plan under our Employee Ownership Incentive (“EOI”) Program that was originally launched in 2023. None of the NEOs elected to participate in the EOI Program for 2024.
Setting Target Award Levels
The P&C Committee determines the target award opportunity for each NEO as a percentage of the NEO’s base salary. The target percentages established for 2024 were based on each NEO’s role, with consideration of the median ranges established through peer group and general industry survey data on compensation trends and practices. The following table shows the target annual incentive award opportunity for each NEO:

Name	2024 Salary	Target %	Target Annual Award
Patrick M. Kivits[1]	$1,100,000	120%	$1,320,000
Dustin J. Semach[1]	$850,000	100%	$850,000
Emile Z. Chammas	$778,511	80%	$622,809
Steven E. Flannery[2]	$650,000	—	—
Byron J. Racki[1]	$600,000	70%	$420,000
Veronika Johnson	$350,300	45%	$157,635
Jannick C. Thomsen	$600,875	80%	$480,700
Tobias Grasso, Jr.	$445,578	60%	$267,347

[1]
Mr. Kivits’ 2024 target annual award opportunity was prorated based on his start date of July 1, 2024. Mr. Semach’s 2024 target annual award opportunity was prorated based on his promotion as of July 1, 2024. Mr. Racki’s target annual award opportunity was prorated based on his start date of June 4, 2024.

[2]	Mr. Flannery was not eligible for an annual incentive award payout for the 2024 performance based on the terms of his offer letter, given his start date in the latter part of 2024.
Setting Performance Goals
AIP awards are based primarily on achievement against pre-established financial performance goals, resulting in a “Financial Achievement Factor.” Individual AIP payouts may be further adjusted by the P&C Committee for performance against strategic, operational, or other individual goals. The P&C Committee established three financial performance metrics for 2024 to determine the Financial Achievement Factor:

Performance Metric	Measurement	Weighting
Adjusted EBITDA	Net earnings plus net interest expense, taxes and depreciation and amortization, adjusted to exclude the impact of special items	50%
Net Sales	Consolidated net revenues from external third parties and excluding intercompany sales	25%
Free Cash Flow	Net cash provided by operating activities less capital expenditures	25%

The P&C Committee maintained the same AIP plan metrics in 2024 as 2023 with Adjusted EBITDA as the most heavily weighted metric under the AIP plan to incentivize our NEOs to continue to focus on our profitability.
The financial performance goals are intended to be challenging but attainable targets. In setting the targets, the P&C Committee considered several internal and external factors, including general economic conditions, performance trends and volatility across the materials and packaging industry, growth rates of comparable companies and investor expectations.
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Executive Compensation
2024 AIP Performance Results
In early 2025, the P&C Committee reviewed the Company’s financial performance to determine the 2024 Financial Achievement Factor. The following chart summarizes the results of this analysis:

2024 AIP Results

Performance Metrics	Threshold (50%)	Target (100%)	Maximum (200%)	▼	Weighting	Payout
Earnings (Adjusted EBITDA)	$977	$1,110	$1,199	**$1,112**	50%	102%
Cash Generation (Free Cash Flow)	$304	$380	$456	**$477**	25%	200%
Net Sales	$5,028	$5,465	$5,738	**$5,411**	25%	94%
Financial Achievement Factor						**124.5%**

▼ = Final Performance

Based on performance attained in comparison with the financial objectives, the Company achieved above target results for Adjusted EBITDA and Free Cash Flow but performed below target on Net Sales, resulting in a Financial Achievement Factor of 124.5%. As permitted by the AIP, the P&C Committee utilized discretion and reduced the Financial Achievement Factor applicable to the NEOs to 122.1%. The P&C Committee believed this discretionary reduction for 2024 was appropriate in order to reallocate funding to reward certain other AIP eligible employees below the executive leadership level.
In order to ensure that achievement of these measures represents the performance of the core business, Adjusted EBITDA and Net Sales were calculated at the 2024 budgeted foreign exchange rates. No other material adjustments were made to the 2024 Adjusted EBITDA and Net Sales results. Free Cash Flow performance for the purposes of determining AIP payouts is calculated as Free Cash Flow for the 12-month period from January 2024 to December 2024, adjusted to exclude the impact of a refund received from the IRS related to the resolution of a prior year tax matter. The information contained in “Annex A—Reconciliation of GAAP and Non-GAAP Financial Measures” reconciles Adjusted EBITDA and Free Cash Flow as disclosed in our 2024 Annual Report on Form 10-K to their corresponding GAAP financial measures and does not reflect the above adjustments.
The AIP also permits the P&C Committee to differentiate individual awards based on the P&C Committee’s assessment of strategic, operational, or other individual goals or factors. For 2024, the P&C Committee made two such adjustments. First, the P&C Committee set Mr. Racki’s award at his target amount based on several factors, including his limited time in his new role and the transition to lead the Global Protective segment in the latter half of 2024. Second, the P&C Committee increased Ms. Johnson’s award by a multiplier of 25% primarily based on her strong performance in 2024 that included leading complex global cost optimization initiatives that positively impacted the Company’s EBITDA results and established a foundation for long-term success within our global business service model and labor strategy across critical functions.
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Executive Compensation
2024 AIP Payouts
The following table summarizes the annual incentive awards determined for each of the NEOs for 2024:

Name	Target Annual Award	Final Funding Factor(1)	Actual Annual Award
Patrick M. Kivits[2]	$663,607	—	—
Dustin J. Semach[3]	$709,770	122.1%	$866,629
Emile Z. Chammas	$622,809	122.1%	$760,450
Steven E. Flannery[4]	—	—	—
Byron J. Racki[3]	$242,130	100%	$242,130
Veronika Johnson	$157,635	152.6%	$240,590
Jannick C. Thomsen[5]	$480,700	—	—
Tobias Grasso, Jr.[5]	$267,347	—	—

[1]	The final funding factor is based on the Financial Achievement Factor as adjusted for individual performance determinations (if applicable).
[2]
Mr. Kivits’s 2024 target annual award opportunity was prorated based on his start date of July 1, 2024. However, because Mr. Kivits was no longer employed by the Company at the time of payout, Mr. Kivits did not receive an annual incentive award payout for 2024.

[3]	Mr. Semach’s 2024 target annual award opportunity was prorated based on his promotion on July 1, 2024. Mr. Racki’s target annual award opportunity was prorated based on his start date on June 4, 2024.
[4]	In accordance with his offer letter, Mr. Flannery was not eligible for an annual incentive award payout for the 2024 performance year.
[5]	Mr. Thomsen and Mr. Grasso were no longer employed by the Company at the time of payout. Accordingly, they were not eligible for annual incentive award payouts for 2024.
Long-Term Equity Incentives
Our LTI award program seeks to provide incentives for our executives to achieve long-term financial objectives that drive stockholder value creation and also support the Company’s retention strategy. For 2024, 50% of the target long-term incentive opportunity for our NEOs was in the form of PSUs, and 50% was in the form of RSUs. The P&C Committee believes the mix of PSUs and RSUs provides an appropriate balance between the goals of encouraging long-term performance, retention, and value creation while keeping the emphasis on three-year measurable performance results.
2024 LTI Award Targets
During the first quarter of 2024, or in connection with establishing offers of employment for newly hired NEOs, the P&C Committee established target award levels for the NEOs after considering the median range for long-term incentive compensation for executives with similar positions and responsibilities.
The following table shows the total target value of the LTI awards for 2024 established by the P&C Committee for the NEOs:

Name	Target % of Salary	LTI Target Value
Patrick M. Kivits[1,2]	—	$6,000,000
Dustin J. Semach[2]	—	$1,800,000
Emile Z. Chammas[2]	—	$1,800,000
Steven E. Flannery[3]	—	—
Byron J. Racki[1]	150%	$900,000
Veronika Johnson	65%	$227,695
Jannick C. Thomsen[4]	170%	$1,021,488
Tobias Grasso, Jr.[4]	135%	$601,531

[1]
Mr. Kivits and Mr. Racki were hired in 2024 and received prorated target values for their full LTI targets established as part of their offer letters. The pro-rated target value for Mr. Kivits was $3,000,000 and the pro-rated target value for Mr. Racki was $518,854.

[2]	The LTI target values for Mr. Kivits, Mr. Semach, and Mr. Chammas were determined based on a specified dollar amount and not a percentage of salary.
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Executive Compensation
[3]
Mr. Flannery was hired in late 2024. As a result, the P&C Committee did not establish a 2024 LTI target award for Mr. Flannery. Instead, he received a one-time, new hire equity award, as discussed under “Leadership Transition Awards for 2024” below.

[4]
Mr. Thomsen and Mr. Grasso received LTI grants in 2024, but the awards were forfeited due to their departures in 2024. Under SEC rules, the grant date fair values of their 2024 awards are required to be included in the Summary Compensation Table even though the awards were forfeited.

2024-2026 PSU Awards
PSU awards provide for three-year performance periods with vesting based on achievement of quantifiable financial goals. During the first quarter of 2024, the P&C Committee established PSU award performance goals and the relative TSR modifier for the performance period from January 1, 2024 through December 31, 2026. We refer to these as the 2024-2026 PSUs.
The target number of PSUs was determined by dividing 50% of the long-term incentive award dollar amount by the closing price of our common stock on the grant date (rounded up to the next whole share) and allocating the resulting target number to each of the weighted primary performance metrics for the award, as follows:

Name	Total PSU Target Value	Target PSUs
Patrick M. Kivits[1]	$1,500,000	43,963
Dustin J. Semach	$900,000	25,000
Emile Z. Chammas	$900,000	25,000
Steven E. Flannery[2]	—	—
Byron J. Racki[1]	$259,427	6,538
Veronika Johnson	$113,848	3,163
Jannick C. Thomsen	$510,744	14,188
Tobias Grasso, Jr.	$300,766	8,355

[1]	Mr. Kivits and Mr. Racki were hired in 2024 and received prorated values for their PSU awards.
[2]	Mr. Flannery was hired in late 2024, and therefore, the P&C Committee did not set a 2024 PSU target award for him.
The PSUs are earned based on 2024-2026 performance goals, equally weighted between Adjusted EBITDA CAGR and Return on Invested Capital (“ROIC”), subject to a modifier based on relative total stockholder return (“TSR”). Adjusted EBITDA CAGR and ROIC are intended to reward value creation through profitable growth and attractive returns on invested capital. The P&C Committee included relative TSR as a modifier to these financial metrics, as described below, to balance achievement of internal goals with performance against the broader market in an easily measurable metric that directly demonstrates value creation for our stockholders.
PSUs earned based on the achievement of the Adjusted EBITDA CAGR and ROIC performance goals may range from 50% (threshold) to 200% (maximum) of target. The payout percentage is interpolated for performance between any two levels (above threshold), and no shares will be earned for results below threshold.
Adjusted EBITDA CAGR Goal (weighted 50%)
Adjusted EBITDA CAGR measures the cumulative average growth rate (using the base year of 2023) of Adjusted EBITDA achieved at the end of the performance period. For this purpose, Adjusted EBITDA is our earnings before interest, taxes, depreciation and amortization, derived from our U.S. GAAP net earnings and subject to certain specified adjustments.
Return on Invested Capital Goal (weighted 50%)
ROIC measures the percentage of invested assets which are converted to income. ROIC is the result of dividing the Company’s net adjusted operating profit after tax (“NAOPAT”) by total capital. Total capital excludes cash. ROIC achievement will be calculated as the average of the 12 quarter-end calculations of ROIC from January 1, 2024 through December 31, 2026. The calculation will include an adjustment for acquisitions and divestitures, made after the grant date, and may include other permitted adjustments as allowed for within the provisions of the award resolution.
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Executive Compensation
Relative TSR Modifier
The relative TSR modifier acts as a multiplier against the percentage of target earned based on Adjusted EBITDA CAGR and ROIC performance.
TSR represents the percentage change in the share price from the beginning of the performance period to the end of the performance period and assumes immediate reinvestment of dividends when declared at the closing share price on the date declared. The beginning share price will be calculated as an average of 31 data points: the closing share price on January 2, 2024 and the closing share price +/-15 trading days from January 2, 2024. The ending share price will be calculated as an average of 31 data points: the closing share price on December 31, 2026 and the closing share price +/-15 trading days from December 31, 2026.
The performance of relative TSR will be assessed in comparison to the percentile rank of companies within a Custom Peer Group where the lowest ranked company will be the 0% rank, the middle-ranked company will be the 50th percentile rank and the top ranked company will be the 100th percentile rank. The Custom Peer Group includes our 2024 Compensation Peer Group and other direct peers within the packaging industry. The applicable multiplier for the relative TSR result is as follows:

Relative TSR Modifier
Achievement	TSR Percentile Rank	% of Shares Earned
Bottom Quartile	< 25th percentile	Performance x 75%
Second or Third Quartile	≥ 25th percentile and < 75th percentile	Performance x 100%
Top Quartile	≥ 75th percentile	Performance x 125%

2024 RSU Awards
RSU awards vest in equal annual installments over the three-year period following the date of grant in 2024. The NEO generally must remain employed with us through each vesting date to earn the shares vesting on that date, other than in case of termination of employment due to death or disability, or an involuntary termination within two years after a change in control. In this manner, RSUs encourage retention of our NEOs, while also aligning their interests with those of our stockholders.
The number of RSUs was determined by dividing 50% of the long-term incentive award dollar amount by the closing price of our common stock on the grant date (rounded up to the next whole share).

Name	Total RSU Target Value	# of RSUs
Patrick M. Kivits[1]	$1,500,000	43,963
Dustin J. Semach	$900,000	25,000
Emile Z. Chammas	$900,000	25,000
Steven E. Flannery[2]	—	—
Byron J. Racki[1]	$259,427	6,538
Veronika Johnson	$113,848	3,163
Jannick C. Thomsen	$510,744	14,188
Tobias Grasso, Jr.	$300,766	8,355

[1]	Mr. Kivits and Mr. Racki were hired in 2024 and received prorated values for their RSU awards.
[2]
Mr. Flannery was hired in late 2024, so the P&C Committee did not set a 2024 RSU target award for him. Instead, he received a one-time, new hire award, as discussed under “Leadership Transition Awards for 2024” below.

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Executive Compensation
Performance Results for 2022 – 2024 PSU Award
In early 2025, the P&C Committee determined the performance results for the 2022-2024 PSUs granted in early 2022. The 2022-2024 PSUs were earned at 75% of target, based on achievement of each of the two goals measured over the 2022-2024 performance period with TSR as a modifier, as follows:

[1]
Adjusted EBITDA CAGR measures the cumulative average growth rate (using the base year of 2021) of Adjusted EBITDA achieved at the end of the Performance Period. For this purpose, Adjusted EBITDA is the Company’s earnings before interest, taxes, depreciation and amortization for calendar year 2024, derived from the Company’s U.S. GAAP net earnings subject to certain specified adjustments.

[2]
ROIC measures the percentage of invested assets which are converted to income for stakeholders utilizing Net Adjusted Operating Profit After Tax (NAOPAT) for each quarter during the 2022—2024 performance period as a percentage of total capital.

[3]
The Relative TSR modifier measures the percent change in share price from the beginning of the performance period to the end of the performance period and assumes immediate reinvestment of dividends when declared at the closing share price on the date declared. The beginning share price was calculated as an average of 31 data points: the closing share price on January 3, 2022 and the closing share price +/- 15 trading days from January 3, 2022. The ending share price was calculated as an average of 31 data points: the closing share price on December 31, 2024 and the closing share price +/- 15 trading days from December 31, 2024. The performance of this metric was assessed in comparison to component companies of the S&P 500 index. The lowest ranked company was the 0th percentile rank, the middle-ranked company was the 50th percentile rank and the top ranked company was the 100th percentile rank. If a company was acquired or otherwise is no longer publicly traded and its share price no longer available, it was excluded from the component companies (provided that a company that is no longer publicly traded as a result of insolvency or a bankruptcy proceeding shall be included in the comparison group as the lowest performing company).

Cancellation of ESG PSUs
Given the importance of aligning incentives to the performance of the Company’s leadership team, the P&C Committee acknowledged that many members of the new leadership team did not receive the special PSU award granted to the prior leadership team in 2023, which was linked to the achievement of certain quantifiable, pre-determined environmental and social goals over a five-year performance period (2023-2027) (the “ESG PSUs”). In light of the departure of many senior leadership team members who were part of the ESG PSUs, the P&C Committee decided that it was in the Company’s best interest to terminate the program. (Terminating outstanding awards requires executive consent. Please see “Other NEO Transition Awards” below.)
Moving forward, the P&C Committee will continue its regular assessment of the most effective and appropriate ways to incentivize achievement of the most critical financial and strategic objectives within the Company’s core incentive programs that are intended to align the interests of the Company and its long-term shareholders.
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Executive Compensation
Leadership Transition Awards for 2024
CEO New Hire Awards
To ensure that we could hire Mr. Kivits as our CEO, it was critical to offer Mr. Kivits the following one-time, new hire awards that would offset cash and equity compensation being forfeited from his former employer:
•
New Hire Cash Bonus. The Company paid a cash new hire bonus of $3,500,000 to Mr. Kivits in July 2024. Mr. Kivits would have been required to repay the bonus to the Company in full if his employment ended within two years after his start date, unless his employment was terminated by the Company without “cause” or he resigns for “good reason” (in either case, an “Involuntary Termination”). On February 12, 2025, Mr. Kivits and the Company parted ways pursuant to an Involuntary Termination.

•
New Hire Equity Award. The Company granted a new hire equity award of 164,127 RSUs to Mr. Kivits on July 1, 2024. The number of RSUs was determined by dividing $5,600,000 by the closing price of the Company’s common stock on the date of grant (rounded up to the next whole number). One third of the award was scheduled to vest on each of the first three anniversaries of the grant date, subject to Mr. Kivits’ continued employment. The award provided for accelerated vesting upon death, disability and an Involuntary Termination after a change in control of the Company, consistent with the Company’s standard award terms. It also provided for accelerated vesting upon an Involuntary Termination that is not in connection with a change in control of the Company.

Other NEO Transition Awards
With Mr. Kivits’ appointment as CEO on July 1, 2024, Mr. Semach and Mr. Chammas ended their roles as Interim Co-Presidents and Co-CEOs. On the same date, Mr. Semach was named President, in addition to continuing in his role as Chief Financial Officer, and Mr. Chammas remained in his position as Senior Vice President and Chief Operating Officer.
As the Company continued its strategic transformation under new leadership, the P&C Committee viewed a strong, stable senior management team as critical to the Company’s success. Mr. Semach and Mr. Chammas, in particular, provided strong leadership and essential continuity as Interim Co-CEOs throughout this time of transition. In addition, the P&C Committee believes that incentive awards should appropriately reflect the Company’s long-term strategy and performance expectations of the Company and its senior leadership team, and further support executive talent retention objectives that align with shareholder interests.
In light of the above priorities, and to reward Mr. Semach’s and Mr. Chammas’ significant contributions—and for Mr. Semach, to recognize his increased duties and responsibilities as President—the P&C Committee granted one-time transition awards, the key terms of which were previously disclosed in the Form 8-K filed on June 13, 2024. The general structure of these awards is summarized below.
•	Mr. Semach. Mr. Semach’s transition awards were granted as follows:
○
Cash Bonus. Mr. Semach received $1,000,000 cash payment shortly after his promotion to President. He is required to repay this bonus if his employment is terminated by the Company for “cause” or he voluntarily resigns during the one-year period following the promotion.

○
RSU Awards. Mr. Semach received an RSU grant valued at $1,800,000 (based on the closing price of the Company’s common stock on the date of grant). This award vests in two equal installments on February 15, 2026 and August 15, 2026, subject to Mr. Semach’s continued employment, and provides for accelerated vesting in connection with termination of employment upon death, disability and an Involuntary Termination after a change in control of the Company, consistent with the Company’s standard award terms. It also provides for accelerated vesting upon an Involuntary Termination that is not in connection with a change in control of the Company.

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Executive Compensation
Mr. Semach also received an additional RSU grant valued at $1,500,000 (based on the closing price of the Company’s common stock on the date of grant) that will vest in three substantially equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Semach’s continued employment through each vesting date. This award provides for accelerated vesting in connection with termination of employment consistent with the Company’s standard award terms.
•	Mr. Chammas. Mr. Chammas’ one-time transition awards were granted as follows:
○
Cash Bonus. Mr. Chammas is eligible to earn a cash bonus of $1,000,000 on July 1, 2025, provided he remains employed in good standing through that date. If he is subject to an Involuntary Termination before July 1, 2025, he will also be entitled to receive the bonus.

○
RSU Award. The Company granted an RSU retention award to Mr. Chammas valued at $1,000,000 (based on the closing price of the Company’s common stock on the date of grant). The award vests on August 15, 2025, subject to Mr. Chammas’ continued employment. The award provides for accelerated vesting in connection with termination of employment consistent with the Company’s standard award terms.

As mentioned above, in order to obtain the necessary consent for the termination of their prior ESG PSUs, Mr. Semach’s $1,500,000 RSU Award and Mr. Chammas’ RSU Award were also conditioned on their agreement that the prior ESG PSUs would be canceled.
Other NEO New Hire Awards
•
As outlined in his 2024 offer letter, the P&C Committee approved a $60,000 cash new hire bonus for Mr. Racki. If he voluntarily resigns prior to the first anniversary of his start date, he must fully repay the bonus to the Company.

•
As outlined in his 2024 offer letter, the P&C Committee approved a new hire equity award to Mr. Flannery consisting of 66,116 RSUs with an aggregate grant date value of approximately $2,400,000. The number of RSUs granted was determined by dividing $2,400,000 by the closing price of the Company’s common stock on September 30, 2024 (rounded up to the next whole share). The RSUs vest in equal annual installments over a three-year period beginning on the grant date, pursuant to the same terms and provisions as our annual RSU awards. The P&C Committee believes this award was necessary to induce Mr. Flannery to accept our offer of employment and offset equity compensation being forfeited from his former employer, and will provide necessary retentive value, performance incentives, and alignment of interests with longer-term stockholders.

Off-Cycle RSU Award
As a form of retention, a time-vesting RSU award consisting of 5,334 RSUs with an aggregate grant value of approximately $192,000 was granted to Ms. Johnson. The award was granted on February 21, 2024 and will cliff vest after two years. This award was similarly provided to other high performing employees critical to business continuity and achievement of Sealed Air’s cost optimization initiatives across the organization.
Other Features and Policies
Stock Ownership Guidelines
In order to align the interests of our NEOs and stockholders, we believe that our NEOs should have a significant financial stake in Sealed Air. To further that goal, the following stock ownership guidelines apply to our NEOs and other key executives:
•	Share equivalents held in our tax-qualified retirement plans are included, but unvested awards under our equity compensation plans are excluded;
39

Executive Compensation
•
Until the minimum stock ownership has been reached, executive officers are expected to retain a percentage of the shares received as awards under our equity compensation plans after payment of applicable taxes; and

•	The P&C Committee can approve exceptions to the stock ownership guidelines for executive officers in the event of financial hardship.

Position	Retention Rate[1]	Ownership Requirement (Multiple of Salary)
CEO	75%	6x
Executive Leadership Team	50%	3x
All other Executive officers	50%	2x

[1]	Until ownership requirements are met.
As of March 31, 2025, all of our current NEOs had either met the ownership guidelines or will have shares retained at vesting as required by the guidelines.
Savings, Retirement and Health and Welfare Benefits
Our NEOs participate in the retirement programs available generally to employees in the countries in which they work because we believe that participation in these programs and in the other health and welfare programs mentioned below is an important part of a competitive compensation package. In the United States, our NEOs participate in a tax-qualified defined contribution retirement plan, the Sealed Air Corporation 401(k) and Profit-Sharing Plan. As a result of participating in this broad-based retirement plan, our executive officers are eligible to receive profit-sharing and matching contributions paid by us, up to IRS limits applicable to tax-qualified plans.
U.S.-based NEOs may elect to defer a portion of salary or cash incentive awards under our nonqualified deferred compensation plan. The P&C Committee believes that this plan is appropriate because executives are limited in the amount that they can save for retirement under the 401(k) and Profit-Sharing Plan due to IRS limits applicable to tax-qualified retirement plans. No employer contributions are provided under the deferred compensation plan.
We do not offer any other nonqualified excess or supplemental benefit plans to our NEOs in the United States.
All of our NEOs participate in the health, life insurance, disability benefits and other welfare programs that are provided generally to employees in the countries in which they work.
Perquisites and Other Personal Benefits
Consistent with our performance-oriented environment, we generally provide limited perquisites to NEOs, as included under the “All Other Compensation” column in “—Executive Compensation Tables—2024 Summary Compensation Table.”
These perquisites are intended to provide a competitive compensation package for retention and in light of then current circumstances.
Compensation Recoupment (Clawback) Policy
Effective October 2, 2023, the P&C Committee adopted a new compensation recoupment (clawback) policy, the Dodd-Frank Clawback Policy, in compliance with the SEC’s adoption of final rules related to clawbacks under the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable NYSE listing standards. The Dodd-Frank Clawback Policy requires each executive officer to reimburse us for annual or long-term incentive compensation paid, earned, or granted to the executive officer based on the achievement of financial results in the three completed fiscal
40

Executive Compensation
years immediately prior to the date upon which we are required to make a financial restatement, to the extent the amount of the annual or long-term incentive compensation is greater than what the executive officer would have received based on the restated financial results. Reimbursement of these amounts is required, regardless of whether the executive officer was responsible for the restatement.
In addition, in order to preserve the scope of our previous clawback policy, we adopted an additional clawback policy for other key executives within the Company. The additional clawback policy requires reimbursement of annual and long-term incentive compensation in the same manner as the Dodd-Frank Clawback Policy, upon the P&C Committee’s determination to seek reimbursement.
Our clawback policies are an integral part of our overall risk management practices which ensure that compensation programs do not encourage manipulation of financial results. Both clawback policies have been incorporated into our equity award documents.
Timing of Equity Grants
Annual PSU and RSU awards to our executive officers under our 2014 Omnibus Incentive Plan are made at a meeting of the P&C Committee held during the first 90 days of each year.
To the extent that other awards of restricted stock, RSUs, or PSUs may be made to executive officers, they are generally made at regular or special meetings or by unanimous written consents of the P&C Committee. Awards are generally effective on the date of such meetings or unanimous written consents. Dates for P&C Committee meetings are usually set during the prior year, and the timing of meetings and awards is unrelated to the release of any material non-public information. As a result, we do not make equity compensation awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on equity award grant dates for the purpose of affecting the value of any such award.
Section 162(m) Considerations
Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1 million paid to certain covered employees (generally including the NEOs) in any calendar year. As a result, compensation paid in excess of $1 million to our NEOs generally will not be deductible by the Company. The P&C Committee designs compensation programs that are intended to be in the best long-term interests of Sealed Air and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.
P&C Committee Report
The P&C Committee has reviewed and discussed the CD&A with management. Based on its review and discussions with management, the members of the Committee recommended to the Board of Directors that the CD&A be included in Sealed Air’s 2025 Proxy Statement and incorporated by reference into Sealed Air’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
People and Compensation Committee

Zubaid Ahmad, Chair
Kevin C. Berryman
Françoise Colpron
Harry A. Lawton III
41

Executive Compensation
Board Oversight of Compensation Risks
We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Sealed Air. In 2024, as in prior years, at the request of the P&C Committee and with the assistance of Pearl Meyer, we evaluated our incentive compensation plans relative to our enterprise risks and determined that there were no significant changes to the compensation risks identified below. We determined, with consideration of advice from Pearl Meyer, that there were no significant risk areas from a compensation risk perspective.
With respect to our executive compensation programs, a number of risk mitigation features were in place in 2024, including the following:

The primary AIP metric focused on earnings and the P&C Committee had discretion to adjust bonus pool funding and individual award payouts.

The principal long-term incentive program for executives is PSU awards that vest based on achievement of measurable financial three-year goals balanced by relative total stockholder return performance. No stock options were used.

The P&C Committee has discretion in extraordinary circumstances to reduce payout on PSU awards below the amount otherwise earned.

Pay leverage is reasonable and generally does not exceed 200% of target for Annual Incentive Plan and 250% for PSU awards.

Our clawback policies discourage excessive risk taking and manipulation of financial results.

Our stock ownership guidelines require executives to hold a portion of vested equity awards during employment, thus discouraging excessive risk taking.

Different metrics are used for annual and long-term incentive plans for executives, thus not placing too much emphasis on a single metric.
42

Executive Compensation
Executive Compensation Tables
2024 Summary Compensation Table
The following table shows compensation for our named executive officers for the years indicated. Principal positions are as of the end of the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	All Other Compensation[4] ($)	Total ($)
Patrick M. Kivits Chief Executive Officer	2024	550,000	3,500,000	8,644,012	—	126,601	12,820,613
Dustin J. Semach President and Chief Financial Officer	2024	762,500	1,150,000	5,227,285	866,629	46,273	8,052,687
	2023	453,333	357,292	3,709,893	79,565	152,122	4,752,205
Emile Z. Chammas SVP and Chief Operating Officer	2024	778,511	150,000	2,927,281	760,450	31,913	4,648,155
	2023	772,842	57,292	4,264,948	136,395	29,700	5,261,177
	2022	745,140	—	1,632,765	642,763	27,450	3,048,118
Steve E. Flannery[5] President, Food	2024	164,962	—	2,400,011	—	15,259	2,580,232
Byron J. Racki[5] President, Protective	2024	347,500	60,000	534,547	242,130	34,813	1,218,990
Veronika Johnson[5] Chief Accounting Officer and Controller	2024	340,225	—	435,860	240,590	31,913	1,048,588
Jannick C. Thomsen Former Chief People and Digital Officer	2024	325,474	—	1,093,753	—	555,743	1,974,970
	2023	594,406	—	2,520,168	105,273	29,700	3,249,547
	2022	492,477	75,000	1,971,695	419,317	27,450	2,985,939
Tobias Grasso, Jr. Former Americas President	2024	224,477	—	644,087	—	421,791	1,290,355
	2023	442,334	—	1,600,883	58,549	29,700	2,131,466

[1]
For past years, amounts in this column represent new hire cash bonuses for the years indicated and, for each of Mr. Semach and Mr. Chammas, monthly stipends for their service as Interim Co-Presidents and Co-CEOs in 2023. For 2024, the amounts include cash new hire bonuses of $3,500,000 and $60,000 paid to Mr. Kivits and Mr. Racki, respectively, upon their hire; cumulative monthly stipend payments of $150,000 for each of Mr. Chammas and Mr. Semach from January 2024 to June 2024 for their service as Interim Co-Presidents and Co-CEOs; and a cash transition bonus of $1,000,000 paid to Mr. Semach upon his promotion to President on July 1, 2024.

[2]
The Stock Awards column shows the value of equity awards granted during the year indicated. The amounts do not correspond to the actual amounts that may be earned by the named executive officers. Equity awards granted during each year may include both RSU and PSU awards granted under the 2014 Omnibus Incentive Plan. RSU awards are valued at the grant date fair value computed in accordance with FASB ASC Topic 718. In valuing the PSU awards, we assumed the probable achievement of the target levels for the primary performance goals. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For the 2024-2026 PSU awards, which are subject to a modifier based on relative TSR performance, the grant date fair value is based on a Monte Carlo simulation value (which was $41.09 per share for the grants to Mr. Semach, Mr. Chammas, Ms. Johnson, Mr. Thomsen and Mr. Grasso; $35.12 per share for the grant to Mr. Kivits; and $42.08 per share for the grant to Mr. Racki). For additional assumptions made in valuing these awards and other information, see Note 22, “Stockholders’ Equity,” of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. For the annual PSU awards granted in 2024 the value of the awards as of the grant date, assuming that the highest level of performance conditions would be achieved (which is 250% of target), is as follows:

Name	Maximum 2024-2026 PSU Award ($)
Patrick M. Kivits	3,859,951
Dustin J. Semach	2,568,125
Emile Z. Chammas	2,568,125
Byron J. Racki	687,798
Veronika Johnson	324,919
Jannick C. Thomsen	1,457,462
Tobias Grasso, Jr.	858,267

43

Executive Compensation

Name	Company Profit Sharing Contribution* ($)	Company 401(k) Matching Contributions* ($)	Relocation Costs** ($)	Tax Gross Up*** ($)	Separation Payments**** ($)	Other Perquisites***** ($)	Total ($)
Patrick M. Kivits	18,113	13,800	57,275	37,413	—	—	126,601
Dustin J. Semach	18,113	13,800	8,302	6,058	—	—	46,273
Emile Z. Chammas	18,113	13,800	—	—	—	—	31,913
Steven E. Flannery	8,661	6,598	—	—	—	—	15,259
Byron J. Racki	18,113	13,300	—	—	—	3,400	34,813
Veronika Johnson	18,113	13,800	—	—	—	—	31,913
Jannick C. Thomsen	—	13,800	—	—	541,943	—	555,743
Tobias Grasso, Jr.	12,695	9,672	—	—	399,424	—	421,791

[3]
The amounts in the Non-Equity Incentive Compensation column for 2024 reflect the cash portion of annual bonuses earned by the named executive officers for 2024. Mr. Kivits, Mr. Thomsen, and Mr. Grasso terminated employment before the time of payout and therefore did not receive a 2024 cash bonus payout. Based upon his offer letter, Mr. Flannery was not eligible for a 2024 cash bonus payout under the Company’s Annual Incentive Plan.

[4]	The amounts shown in the All Other Compensation column for 2024 are attributable to the following:
*	Made to the Sealed Air Corporation 401(k) and Profit-Sharing Plan.
**
Pursuant to the Company’s relocation policy, Mr. Kivits and Mr. Semach received certain relocation benefits to facilitate their moves to an appropriate work location for their roles. The amount disclosed represents the aggregate incremental cost to the Company of those benefits.

***	Includes tax gross-ups for relocation benefits.
****
Mr. Thomsen and Mr. Grasso received certain separation payments during 2024, including severance and payment of unused vacation. See “Termination of Employment for Mr. Thomsen and Mr. Grasso” for additional information.

******	Reflects the aggregate incremental cost to the Company for the executive physical benefit.
[5]	Each of Mr. Kivits, Mr. Flannery, Mr. Racki and Ms. Johnson first became a named executive officer in 2024, and therefore compensation for prior years is not reported.
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Executive Compensation
Grants of Plan-Based Awards in 2024
The following table sets forth additional information concerning stock awards granted during 2024 under the 2014 Omnibus Incentive Plan and the annual bonus targets for 2024 performance under our Annual Incentive Plan.

Name	Type of Award[1]	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]	Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards, Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards[4] ($)
			Target ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick M. Kivits	24PSU	7/1/2024		16,486	43,963	109,908		1,543,981
	24RSU	7/1/2024					43,963	1,500,018
	24RSU(Hire)	7/1/2024					164,127	5,600,013
	Cash	7/1/2024	663,607
Dustin J. Semach	24PSU	2/21/2024		9,375	25,000	62,500		1,027,250
	24RSU	2/21/2024					25,000	900,000
	24RSU(Ret1)	8/15/2024					55,181	1,800,004
	24RSU(Ret2)	8/15/2024					45,985	1,500,031
	Cash	1/2/2024	709,770
Emile Z. Chammas	24PSU	2/21/2024		9,375	25,000	62,500		1,027,250
	24RSU	2/21/2024					25,000	900,000
	24RSU(Ret2)	8/15/2024					30,657	1,000,031
	Cash	1/2/2024	622,809
Steven E. Flannery	24RSU(Hire)	9/30/2024					66,116	2,400,011
Byron J. Racki	24PSU	6/5/2024		2,452	6,538	16,345		275,119
	24RSU	6/5/2024					6,538	259,428
	Cash	6/4/2024	242,130
Veronika Johnson	24PSU	2/21/2024		1,186	3,163	7,908		129,968
	24RSU	2/21/2024					3,163	113,868
	24RSU(CAO)	2/21/2024					5,334	192,024
	Cash	1/2/2024	157,635
Jannick C. Thomsen	24PSU	2/21/2024		5,321	14,188	35,470		582,985
	24RSU	2/21/2024					14,188	510,768
	Cash	1/2/2024	480,700
Tobias Grasso, Jr.	24PSU	2/21/2024		3,133	8,355	20,888		343,307
	24RSU	2/21/2024					8,355	300,780
	Cash	1/2/2024	267,347

45

Executive Compensation
[1] Type of Award	Description
Cash	Cash portion of 2024 annual bonus
24PSU	Three-year PSU award for the performance period beginning January 1, 2024
24RSU	Time-vesting RSU award granted as part of 2024 long-term incentive awards
24RSU(Hire)	New hire RSU awards for Mr. Kivits and Mr. Flannery
24RSU(CAO)	Retention RSU award provided to Ms. Johnson as awarded to other similarly situated high performing, employees critical to business continuity.
24RSU(Ret1)	Retention RSU award provided to Mr. Semach in connection with leadership changes
24RSU(Ret2)	Retention RSU award for Mr. Chammas and Mr. Semach in connection with leadership changes, conditioned on cancellation of each person’s ESG PSU

[2]
This column shows the target awards established in early 2024 (or at the time of hire, if applicable) for the 2024 annual bonuses for each of the named executive officers under our Annual Incentive Plan. While the overall funded bonus sub-pool applicable to the named executive officers has a 200% of target maximum funding limit, individual bonus awards can vary as long as the total of all bonus awards is within the overall funded sub-pool. Actual payouts for 2024 are shown in the “Non-Equity Incentive Plan Compensation” column in “—2024 Summary Compensation Table.”

[3]
These columns show target award amounts established in early 2024 (or at the time of hire, if applicable) for the threshold, target and maximum awards for 24PSU awards granted in 2024 for the applicable named executive officers under the 2014 Omnibus Incentive Plan.

The threshold number of shares for 24PSU awards is 37.5% of the target number of shares and the maximum number of shares for such awards is 250% of the target number of shares. Shares, to the extent earned, will be issued in 2027 for the 24PSU awards. See “—Compensation Discussion and Analysis—2024 Compensation Decisions and Result—Long-Term Equity Incentives.”
[4]
This column shows the fair value on the grant date or service inception date of the equity awards shown in the table computed in accordance with FASB ASC Topic 718. The manner in which grant date fair value was determined for stock awards granted in 2024 is discussed in Note 2 under “—2024 Summary Compensation Table.” The amounts shown exclude the impact of estimated forfeitures.

46

Executive Compensation
Outstanding Equity Awards at 2024 Fiscal Year-End
The following table shows, as of December 31, 2024, outstanding and unvested stock awards under the 2014 Omnibus Incentive Plan for the named executive officers.

Name	Type of Awards[1]	Stock Awards
		Number of Shares or Units of Common Stock That Have Not Vested (#)	Market Value of Shares or Units of Common Stock That Have Not Vested[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#)	Equity Incentive Plan Award: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2] ($)
Patrick M. Kivits	24PSU			43,963	1,487,268
	24RSU	43,963	1,487,268
	24RSU(Hire)	164,127	5,552,416
Dustin J. Semach	24PSU			25,000	845,750
	23RSU(Hire)	21,346	722,135
	23RSU(Co-CEO)	13,996	473,485
	24RSU	25,000	845,750
	24RSU(Ret1)	55,181	1,866,773
	24RSU(Ret2)	45,985	1,555,673
Emile Z. Chammas	23PSU			22,450	759,484
	24PSU			25,000	845,750
	22RSU	2,446	82,748
	23RSU	6,415	217,019
	23RSU(Co-CEO)	13,996	473,485
	24RSU	25,000	845,750
	24RSU(Ret2)	30,657	1,037,126
Steven E. Flannery	24RSU(Hire)	66,116	2,236,704
Byron J. Racki	24PSU			6,538	221,181
	24RSU	6,538	221,181
Veronika Johnson	23PSU			920	31,124
	24PSU			3,163	107,004
	22RSU	565	19,114
	23RSU	1,432	48,445
	23RSU(CAO)	3,162	106,970
	24RSU	3,163	107,004
	24RSU(CAO)	5,334	180,449

47

Executive Compensation
[1] Type of Award	Description
23PSU	Three-year PSU award for the performance period beginning January 1, 2023
24PSU	Three-year PSU award for the performance period beginning January 1, 2024
22RSU	Time-vesting RSU award granted February 24, 2022 and vesting in equal annual installments over three years
23RSU	Time-vesting RSU award granted February 21, 2023 and vesting in equal annual installments over three years
24RSU
Time-vesting RSU award granted February 21, 2024 (all NEOs except for Mr. Racki and Mr. Kivits), June 5, 2024 (Mr. Racki), and July 1, 2024 (Mr. Kivits) and vesting in equal annual installments over three years

23RSU(Hire)	New hire time-vesting RSU award granted April 18, 2023 and vesting in equal annual installments over three years
24RSU(Hire)	New hire time-vesting RSU award granted July 1, 2024 (Mr. Kivits) and September 30, 2024 (Mr. Flannery) and vesting in equal annual installments over three years
23RSU(CAO)	Time-vesting RSU award granted May 18, 2023 and vesting in equal annual installments over three years relating to appointment as Chief Accounting Officer and Controller
23RSU(Co-CEO)	Time-vesting RSU award granted December 8, 2023 and vesting in equal annual installments over three years, relating to appointment to the Interim Co-President and Co-CEO roles
24RSU(CAO)	Time-vesting retention RSU award granted February 21, 2024 and cliff vesting after two years
24RSU(Ret1)	Time-vesting retention RSU award granted August 15, 2024 with 50% of the award vesting after 18 months and 50% of the award vesting after 24 months following the grant date
24RSU(Ret2)	Time-vesting retention RSU award granted August 15, 2024 and vesting in equal annual installments over three years

[2]	The market or payout values shown in this column are based on the closing price of common stock on December 31, 2024 of $33.83 per share as reported on the NYSE.
[3]
The amounts shown in this column for 23PSU and 24PSU awards represent 100% of the target number of shares based on performance through December 31, 2024. The PSUs are not settled until after the end of the performance period when performance results are certified by the P&C Committee, usually at the regularly scheduled meeting in February, which generally approximates three years after the original grant date for the annual PSU awards.

Stock Vested in 2024
The following table shows the number of shares vested for stock awards for the named executive officers during 2024, as well as the value of the shares realized upon vesting.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick M. Kivits	—	—
Dustin J. Semach	17,670	591,135
Emile Z. Chammas	27,550	971,411
Steven E. Flannery	—	—
Byron J. Racki	—	—
Veronika Johnson	4,192	151,825
Jannick C. Thomsen	8,729	318,087
Tobias Grasso, Jr.	3,140	113,316

The value realized represents the gross number of shares or units that vested, multiplied by the closing market value of our common stock on the applicable vesting date, and includes any amounts that were withheld for applicable taxes. Certain awards that vested during 2024 may be paid during 2025, when performance results are certified or as a result of certain payment delays required by U.S. tax laws.
48

Executive Compensation
Nonqualified Deferred Compensation in 2024
Mr. Grasso participates in the Sealed Air Corporation Deferred Compensation Plan for Key Employees, an unfunded nonqualified deferred compensation plan designed to provide selected employees the opportunity to defer the payment of a portion of base salary and certain cash annual incentive compensation.

Name	Executive contributions in 2024[1] ($)	Company contributions in 2024 ($)	Aggregate earnings in 2024[2] ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance on December 31, 2024[3] ($)
Tobias Grasso, Jr.	40,116	0	5,171	0	119,378

[1]	This amount was included in the “Salary” column for 2024 in the “—2024 Summary Compensation Table”.
[2]	This amount is not included in “—2024 Summary Compensation Table” because earnings were not preferential or above market.
[3]	$44,233 of this amount was reported in the “Salary” column and $5,855 of this amount was reported in the “Non-Equity Incentive Plan Compensation” column in a previous proxy statement.
Each year the Deferred Compensation Plan for Key Employees permits participating employees to elect to defer (a) up to 50% of base salary for the year and (b) up to 100% of the cash annual incentive award for the year payable under our Annual Incentive Plan. Our Deferred Compensation Plan for Key Employees permits discretionary contributions by us. Participant account balances are credited with interest as determined by the P&C Committee, which has determined that accounts will be adjusted monthly based on the Moody’s Seasoned Aaa Corporate Bond Yield for that month.
A participant’s account will be distributed based on the participant’s payment election made at the time of deferral. A participant can elect to have deferrals credited to a “retirement account” to be paid in a lump sum or installments (over 5, 10 or 15 years) commencing the seventh month after termination of employment or at a later age or date selected by the participant. Alternatively, a participant can have up to two “in-service accounts” that will be payable in a lump sum or 5 annual installments on a date specified by the participant (or earlier upon a termination of employment).
Payments Upon Termination or Change in Control
We do not have any severance programs or agreements covering any of our currently active named executive officers, except for the arrangements described below and benefits generally available to salaried employees, also noted below. We also have no programs or agreements providing any payments or benefits to our named executive officers in connection with a change in control, except as part of our equity compensation awards and Executive Severance Plan as discussed in more detail below. The following describes arrangements that address cash payments or other benefits to certain of our named executive officers following termination of employment:
Executive Severance Plan
Our Executive Severance Plan provides severance benefits upon a qualifying termination of employment to selected employees as designated by the P&C Committee. Each of our currently active named executive officers have been designated a participant in the Executive Severance Plan. Severance benefits are triggered under the Executive Severance Plan upon a termination of employment (other than by reason of death or disability) by us without “cause” or by the employee for “good reason” (as those terms are defined in the Executive Severance Plan) and depend on whether the participant served as the CEO or in another executive officer role.
For the CEO, in the event of a termination of employment by us without cause or by the CEO for good reason not in connection with a change in control, the CEO will receive severance benefits equal to (a) a lump sum cash severance payment equal to two years of base salary and target annual bonus, (b) a pro rata bonus for the year in which the termination occurs based on actual performance results for the year and payable at the same time bonuses for the year are otherwise paid, and (c) a lump sum payment equal to 24 times the then-applicable employee cost for monthly
49

Executive Compensation
premiums for medical, prescription and dental benefits under the Company plans based on the CEO’s then-applicable election, payable in an immediate lump sum. For a termination of employment by us without cause or by the CEO for good reason in connection with a change in control, the CEO will receive (a) a lump sum cash severance payment equal to two and one half (2.5) times the sum of base salary plus target annual bonus, (b) a pro rata bonus for the year in which the involuntary termination occurs, based on the greater of assumed target performance or actual performance measured through the end of the calendar year quarter immediately preceding the change in control, payable in an immediate lump sum, (c) a lump sum payment equal to 24 times the then-applicable employee cost for monthly premiums for medical, prescription and dental benefits under the Company plans based on the CEO’s then-applicable election, and (d) full vesting of all outstanding equity compensation awards, consistent with the terms that apply to other participants in the 2014 Omnibus Incentive Plan.
For any other named executive officers, in the event of a termination of employment by us without cause or by the employee for good reason not in connection with a change in control, severance benefits are equal to (a) one year of base salary and target annual bonus (payable over 12 months) and (b) continued health and welfare benefits for a period of 12 months. If a termination of employment by us without cause or by the employee for good reason occurs upon or within two years after a change in control, the employee is instead entitled to receive severance benefits equal to (a) a lump sum payment equal to two years of the sum of base salary plus target annual bonus, (b) continued health and welfare benefits for up to 18 months, and (c) accelerated vesting of all outstanding equity compensation awards. For accelerated equity vesting of performance-based equity awards under the 2014 Omnibus Incentive Plan, such as PSUs, the vesting is based on assumed achievement of performance goals at the greater of target performance or actual performance measured through the end of the last quarter immediately preceding the change in control. Additional details on treatment of equity awards upon termination of employment or following a change in control can be found below.
Severance benefits are conditioned upon an employee giving us a general release of claims at the time of separation. Benefits are also conditioned upon an employee’s compliance with certain restrictive covenants regarding non-disparagement, confidentiality, and non-competition (in addition to any other restrictive covenants to which an employee may be subject). No tax gross-ups are provided to any participant under the Plan in case of any excise taxes under Sections 280G and 4999 of the Internal Revenue Code as a result of payments under the Executive Severance Plan in connection with a change in control. If an employee covered by the Plan is also entitled to severance under an existing agreement with us, the terms of the individual severance agreement will control instead of the Plan.
The following table shows the total amount that would have been payable to the currently active named executive officers under the Executive Severance Plan in case of a qualifying termination on December 31, 2024.

Name	Termination Without Cause or With Good Reason—No Change in Control ($)	Termination Without Cause or With Good Reason—Within 2 Years After a Change in Control[1] ($)
Mr. Kivits	4,858,172	6,068,172
Mr. Semach	1,720,077	3,430,116
Mr. Chammas	1,415,504	2,823,917
Mr. Flannery	1,194,563	2,376,844
Mr. Racki	1,043,389	2,075,083
Ms. Johnson	515,267	1,026,868

[1]	The column excludes the value of any accelerated vesting of equity compensation awards (see following table).
Our incentive award programs include provisions addressing the extent to which the award becomes vested and payable or is forfeited upon termination of employment. The following briefly describes the key features of these provisions.
50

Executive Compensation
Annual Incentive Plan Awards
Under our Annual Incentive Plan, employees must remain employed through the applicable payment date in order to be entitled to receive an annual bonus for a year. Bonuses are paid during the month of March for the prior year. Accordingly, termination of the named executive officers as of December 31, 2024 would have meant that they were not entitled to receive a cash bonus based on 2024 performance. For a termination of employment before the bonus payment date, the payment of an annual bonus is discretionary depending on the circumstances. The annual bonus paid under the Annual Incentive Plan to each currently active named executive officer for 2024 was as follows: Mr. Semach, $866,629; Mr. Chammas, $760,450; Mr. Racki, $242,130; and Ms. Johnson, $240,590. These amounts may not represent the amounts that would have been awarded if the named executive officers had terminated employment at the end of 2024, considering that payment upon termination of employment prior to the payment date is discretionary. As previously noted, Mr. Flannery was not eligible to receive an annual bonus for the 2024 performance period per the terms of his offer letter. In addition, Mr. Kivits, Mr. Thomsen, and Mr. Grasso did not receive an annual bonus for 2024 because their employment ended before the applicable payment date.
Restricted Stock Units
These awards will vest in full in case of death or disability before the scheduled vesting date and will generally be forfeited for any other termination of employment before the scheduled vesting date, with certain exceptions. RSUs will vest in full upon a termination of employment by us without cause or by the executive with good reason that occurs within two years after a change in control per the Executive Severance Plan and RSU award agreements. Also, the Co-CEO RSUs awarded to Mr. Chammas and Mr. Semach, the new hire grant awarded to Mr. Kivits, and one of the retention RSU grants awarded to Mr. Semach (24RSU(Ret1)) will vest in full upon an involuntary termination of employment by the Company without cause and not in connection with a change in control.
Performance Share Units
Termination of employment before the end of the performance period generally results in the forfeiture of any outstanding PSU awards with two exceptions. First, in case of death, disability or retirement before the end of the performance period, a pro rata number of the PSUs will become payable after the end of the performance period, based on the actual performance results for the performance period. Only Mr. Chammas was retirement-eligible as of December 31, 2024 (defined as a termination of employment at or after age 55 with at least ten years of service). Second, in case of a termination of employment by us without cause or by the executive with good reason within two years following a change in control (a “qualifying termination” for purposes of the table below), per the Executive Severance Plan and PSU award agreements, the PSUs will become payable as of the date of termination based on the greater of target performance and actual performance through the end of the quarter immediately prior to the change in control.
51

Executive Compensation
The following table shows the amounts that would have been payable to the named executive officers in service as of December 31, 2024 under these equity award programs for a termination of employment as of December 31, 2024, based on the closing price of common stock on the last trading day of 2024 ($33.83), and includes the value of accrued cash dividend equivalents through that date. All awards remain subject to the Dodd-Frank Policy (discussed in “Compensation Discussion and Analysis” above).

Name	Type of Award	Death or Disability ($)	Involuntary for Cause ($)	Involuntary (All Others) ($)	Voluntary ($)	CIC Only ($)	CIC + Qualifying Termination[1] ($)
Patrick M. Kivits	PSU[2]	501,618	—	—	—	—	1,504,853
	RSU[3]	7,122,921	—	5,618,067	—	—	7,122,921
Dustin J. Semach	PSU[2]	288,584	—	—	—	—	865,750
	RSU[3]	5,565,363	—	2,373,527	—	—	5,565,363
Emile Z. Chammas	PSU[2]	818,852	—	818,852	818,852	—	1,661,154
	RSU[3]	2,715,723	—	484,681	—	—	2,715,723
Steve E. Flannery	PSU[2]	—	—	—	—	—	—
	RSU[3]	2,249,927	—	—	—	—	2,249,927
Byron J. Racki	PSU[2]	74,599	—	—	—	—	223,796
	RSU[3]	223,796	—	—	—	—	223,796
Veronika Johnson	PSU[2]	58,242	—	—	—	—	142,130
	RSU[3]	1,016,509	—	—	—	—	1,016,509

[1]
The column consists of amounts that would have been paid to the named executive officers upon a termination of employment by us without cause or by the named executive officer for good reason on December 31, 2024, and a change in control had occurred within the two-year period ending on December 31, 2024.

[2]
These rows consist of amounts that would have been paid in connection with 2023 and 2024 three-year annual PSU awards. For the scenarios other than “CIC + qualifying termination,” the PSUs are prorated assuming target performance. In the case of “CIC + qualifying termination,” per the terms of the PSU award agreements and Executive Severance Plan under which each of the named executive officers participates, the amounts represent the full value of the awards based on target performance and are not prorated. In certain cases, vesting may be conditioned on the named executive officer first providing us with a release of claims. Because Mr. Chammas was retirement eligible as of December 31, 2024, the amounts above under “Involuntary (All Others)” and “Voluntary” represent the prorated values of those PSU awards.

[3]
These rows consist of time-vesting restricted stock unit awards granted as part of 2022, 2023 and 2024 long-term incentive awards, and other time-vesting awards granted to certain of the named executive officers as detailed in the table under “Outstanding Equity Awards at 2024 Fiscal Year-End.” The amounts above under “Involuntary (All Others)” represent the Co-CEO RSU awards granted to Mr. Chammas and Mr. Semach in 2023, the New Hire RSU award granted to Mr. Kivits in 2024, and the RSU Retention award granted to Mr. Semach in 2024.

The benefits described or referenced above are in addition to benefits available generally to salaried employees upon termination of employment, such as, for employees in the United States, distributions under our 401(k) and Profit-Sharing Plan, non-subsidized retiree medical benefits, disability benefits and accrued vacation pay (if applicable).
52

Executive Compensation
Terminations of Employment
As previously announced, Mr. Thomsen stepped down from his position as Chief People & Digital Officer on June 17, 2024. His employment formally terminated at the close of business on July 15, 2024 and was treated as a termination without cause for purposes of the Executive Severance Plan. As a result, Mr. Thomsen received severance benefits equal (i) one year of base salary and target annual bonus (payable over 12 months), equal to $1,081,575, and (ii) continued health and welfare benefits for a period of 12 months, valued at $19,991. All outstanding equity awards were forfeited in accordance with their terms.
As previously announced, Mr. Grasso stepped down from his position as President, Americas on June 4, 2024. His employment formally terminated at the close of business on July 1, 2024 and was treated as a termination without cause for purposes of the Executive Severance Plan. As a result, Mr. Grasso received severance benefits equal (i) one year of base salary and target annual bonus (payable over 12 months), equal to $712,925, and (ii) continued health and welfare benefits for a period of 12 months, valued at $13,445. All outstanding equity awards were forfeited in accordance with their terms.
Following the end of 2024, Mr. Kivits and Mr. Chammas both terminated from employment with the Company. Payments or benefits provided in connection with their terminations of employment will be detailed in next year’s proxy statement.
53

Executive Compensation
CEO Pay Ratio
As required by applicable SEC rules, we are providing the following estimate of the relationship of the annual total compensation of our employees and the annual total compensation of Patrick M. Kivits, our CEO as of the end of 2024, our last completed fiscal year.
For 2024, the median of the annual total compensation of all our employees, other than CEO, was $57,409, and the annual total compensation of our CEO, as reported in “Executive Compensation—2024 Summary Compensation Table” (and adjusted as noted below) was $13,375,156.
Based on this information, we reasonably estimate that for 2024 our CEO’s annual total compensation was approximately 233 times that of the median of the annual total compensation of all our employees.
We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.
•
We determined that, as of December 31, 2024, our employee population consisted of approximately 16,400 individuals. This population consisted of our full-time, part-time and temporary employees employed with us as of the determination date.

•
To identify the “median employee” from our employee population, we used total annual salary (including base wages for hourly employees) that each employee was paid for 2024 before any taxes, deductions, insurance, premiums and other payroll withholding, plus any 2024 target bonus amount. Salaries in foreign currency were translated into USD at the full year (statement of operations) exchange rates. We then identified three individuals, all within $12 of one another based on this consistently applied compensation measure and selected as the median employee the individual with our standard benefits. We did not use any statistical sampling techniques.

•
For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, except that we also included the estimated value of certain broad-based group health and life benefits.

•
For the annual total compensation of our CEO, we used the amount reported in the “Total” column in “Executive Compensation—2024 Summary Compensation Table” and we annualized the salary for Mr. Kivits given his July 1, 2024 start date. To maintain consistency between the annual total compensation of our CEO and the median employee, we also added the estimated value of certain broad-based group health and life benefits for our CEO (in the amount of $4,543) to the amount reported in that table.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.
Pay Versus Performance
As required by SEC rules, we are providing the following information about the relationship between executive compensation actually paid to our NEOs and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns compensation for its NEOs with the Company’s performance, refer to the Compensation Discussion and Analysis.
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Executive Compensation
2024 Pay Versus Performance Table

Year (a)	Summary Compensation Table Total for CEO(1) (b)					Compensation Actually Paid to PEO[2] (c)					Value of initial fixed $100 investment based on:
	Kivits	Chammas	Semach	Doheny	Kivits	Chammas	Semach	Doheny	Average Summary Comp. Table Total for Other NEOs(3) (d)	Average Comp. Actually Paid to Other NEOs(4) (e)	TSR(5) (f)	Peer Group TSR(6) (g)	GAAP Net Income(7)* (H)	Adjusted EBITDA(8)* (j)
2024	$12,820,613	$4,648,155	$8,052,687	—	$12,711,437	$2,929,410	$6,756,355	—	$1,622,627	$1,370,663	$92.83	$142.41	$264.7	$1,112
2023	—	$5,261,177	$4,752,205	$15,717,264	—	$4,048,401	$4,030,678	$11,457,157	$2,203,922	$1,552,751	$97.98	$132.10	$341.6	$1,095
2022	—	—	—	$10,350,942	—	—	—	($2,744,094)	$2,675,244	$1,403,983	$130.98	$111.05	$491.6	$1,232
2021	—	—	—	$9,674,692	—	—	—	$32,084,428	$1,975,384	$3,399,845	$174.73	$140.44	$506.8	$1,108
2020	—	—	—	$11,764,199	—	—	—	$19,355,234	$2,444,415	$3,211,076	$116.97	$120.46	$502.9	$1,059

*	In millions.
[1]
The dollar amounts reported in column (b) for the year 2024 are the amounts of total compensation reported for Mr. Kivits (Chief Executive Officer), Mr. Chammas (Former Interim Co-CEO and current COO), and Mr. Semach (Former Interim Co-CEO and current President and CFO). For 2023 the amounts are for Mr. Chammas, Mr. Semach, and Mr. Doheny (Former CEO). For the years 2020-2022, the dollar amounts are solely for Mr. Doheny. The “Total” column of the Summary Compensation Table should reflect these amounts. Refer to “Executive Compensation-Executive Compensation Tables-2024 Summary Compensation Table.”

[2]
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Kivits, Mr. Chammas, and Mr. Semach for 2024; Mr. Chammas, Mr. Semach, and Mr. Doheny for 2023 and for Mr. Doheny for the remaining years, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Kivits, Mr. Chammas, Mr. Semach or Mr. Doheny during the applicable year. In accordance with SEC rules, the following adjustments were made to Mr. Kivits’, Mr. Chammas’, and Mr. Semach’s total compensation for the most recent year (see our prior proxy statements for adjustments made for prior years):

Year	CEO	Reported Summary Compensation Table Total	Minus Reported Value of Equity Awards(a)	Plus Recalculated Value of Equity Awards(b)	Compensation Actually Paid
2024	Kivits	$12,820,613	$8,644,012	$8,534,836	$12,711,437
2024	Chammas	$4,648,155	$2,927,281	$1,208,536	$2,929,410
2024	Semach	$8,052,687	$5,227,285	$3,930,953	$6,756,355

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
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Executive Compensation
(b)
The recalculated value of equity awards for each applicable year includes the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. For purposes of clause (vi) we have included the dividends accrued on unvested awards as dividends paid, although such dividends equivalents will only be paid to the extent the underlying equity award becomes vested. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in determining the recalculated value of equity awards are as follows:

Year	CEO	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Recalculated Value of Equity Awards
2024	Kivits	$8,534,836	$0	—	$0	$0	$0	$8,534,836
2024	Chammas	$1,695,982	($519,105)	—	($16,064)	$0	$47,723	$1,208,536
2024	Semach	$3,562,756	$408,235	—	($54,174)	$0	$14,136	$3,930,953

[3]
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr.  Doheny in all years, excluding and Mr. Chammas and Mr. Semach in 2023 and 2024, and excluding Mr. Kivits in 2024) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr.  Doheny in all years and excluding Mr. Chammas and Mr. Semach in 2023 and 2024, and excluding Mr. Kivits in 2024) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024 Mr. Flannery, Mr. Racki, Ms. Johnson, Mr. Thomsen, and Mr. Grasso (ii) for 2023, Mr. Thomsen, Mr. Pupkin, Mr. Grasso, and Mr. Stephens; (iii) for 2022, Mr. Stephens, Mr. Chammas, Mr. Thomsen, and Mr. Pupkin; (iv) for 2021, Mr. Stephens, Mr. Chammas, Mr. Pupkin, Angel S. Willis, and James M. Sullivan; and (v) for 2020, Mr.  Sullivan, Mr. Chammas, Karl R. Deily, and Ms. Willis.

[4]
The dollar amounts reported in column (e) represent the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Doheny in all years and excluding Mr. Chammas and Mr. Semach in 2023 and 2024, and excluding Mr. Kivits in 2024), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Company’s NEOs as a group (excluding Mr. Doheny in all years and excluding Mr. Chammas and Mr. Semach in 2023 and 2024, and excluding Mr. Kivits in 2024) during the applicable year. In accordance with SEC rules, the following adjustments were made to average total compensation for the most recent year to determine the compensation actually paid, using the same methodology as described above in Note  2 (see our prior proxy statements for adjustments made for prior years):

Year	Reported Summary Compensation Table Total for other NEOs	Minus Reported Value of Equity Awards for Other NEOs(a)	Plus Recalculated Value of Equity Awards for Other NEOs(b)	Compensation Actually Paid for Other NEOs
2024	$1,622,627	$1,021,651	$769,687	$1,370,663

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)
The recalculated value of equity awards for each applicable year includes the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. For purposes of clause (vi) we have included the dividends accrued on unvested awards as dividends paid, although such dividends equivalents will only be paid to the extent the underlying equity award becomes vested. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

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Executive Compensation
The amounts deducted or added in determining the recalculated value of equity awards for the most recent year are as follows (see our prior proxy statements for adjustments made for prior years):

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Recalculated Value of Equity Awards for other NEOs
2024	$600,364	$48,678	—	$116,625	$0	$4,020	$769,687

[5]
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

[6]
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is listed in the table below by year and is the same group of companies used in our Common Stock Performance Comparison graph as included in our Annual Report on the Form 10-K for the applicable year.

Year	Peer Group
2024
AptarGroup, Inc., Ashland Global Holdings Inc., Avery Dennison Corporation, Avient Corporation, Axalta Coating Systems Ltd., Ball Corporation, Berry Global Group, Inc., Crown Holdings, Inc., Dover Corporation, Fortive Corporation, Graphic Packaging Holding Co., Greif, Inc.[1], Minerals Technologies Inc.[1], O-I Glass, Inc.[1], Packaging Corporation of America, Reynolds Consumer Products Inc.[1], Silgan Holdings Inc., Sonoco Products Co.

2023
AptarGroup, Inc., Ashland Global Holdings Inc., Avery Dennison Corporation, Avient Corporation, Axalta Coating Systems Ltd., Ball Corporation, Berry Global Group, Inc., Celanese Corporation, Crown Holdings, Inc., Dover Corporation, Fortive Corporation, Graphic Packaging Holding Co., Packaging Corporation of America, Silgan Holdings Inc., Sonoco Products Co.

2022
AptarGroup, Inc., Ashland Global Holdings Inc., Avery Dennison Corporation, Avient Corporation, Axalta Coating Systems Ltd., Ball Corporation, Berry Global Group, Inc., Celanese Corporation, Crown Holdings, Inc., Dover Corporation[2], Fortive Corporation[2], Graphic Packaging Holding Co., Packaging Corporation of America, Silgan Holdings Inc., Sonoco Products Co.

2021
AptarGroup, Inc., Ashland Global Holdings Inc., Avery Dennison Corporation, Avient Corporation, Axalta Coating Systems Ltd., Ball Corporation, Berry Global Group, Inc., Celanese Corporation, Crown Holdings, Inc., Graphic Packaging Holding Co., Greif, Inc., HB Fuller Company[3], Owens-Illinois, Inc., Packaging Corporation of America, Silgan Holdings Inc., Sonoco Products Co.

2020
AptarGroup, Inc., Ashland Global Holdings Inc., Avery Dennison Corporation, Avient Corporation, Axalta Coating Systems Ltd., Ball Corporation, Bemis Company, Inc.[4], Berry Global Group, Inc., Celanese Corporation, Crown Holdings, Inc., Graphic Packaging Holding Co., Greif, Inc., Maple Leaf Foods, Inc., Owens-Illinois, Inc., Packaging Corporation of America, Silgan Holdings Inc., Sonoco Products Co.

[1]
Greif, Inc., Minerals Technologies Inc., O-I Glass, Inc., and Reynolds Consumer Products Inc. replaced Celanese Corporation. If the peer group would have remained unchanged from the prior year, the resulting cumulative peer total shareholder return would have been $149.16 in 2024.

[2]
Dover Corporation and Fortive Corporation replaced Greif, Inc., HB Fuller Company, and Owens-Illinois, Inc. If the peer group would have remained unchanged from the prior year, the resulting cumulative peer total shareholder return would have been $112.86 in 2022.

[3]
HB Fuller Company replaced Maple Leaf Foods, Inc. If the peer group would have remained unchanged, the resulting cumulative peer total shareholder return would have been $139.23 in 2021 and $111.65 in 2022.

[4]	Bemis Company, Inc. removed due to its acquisition by Amcor Ltd.
[7]	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
[8]
“Adjusted EBITDA” means our earnings before interest, taxes, depreciation and amortization, derived from our U.S. GAAP net earnings and subject to certain specified adjustments. The amounts in this table are the same amounts used each year for purposes of the Annual Incentive Plan as disclosed in the Compensation Discussion and Analysis.

57

Executive Compensation
Most Important Performance Measures for 2024
As described in greater detail in the Compensation Discussion and Analysis, the Company’s executive compensation program includes linking pay of our NEOs to strategic business, operational, and financial goals for both annual and long-term incentive awards. For the last fiscal year, the most important financial performance measures used by the Company to link executive compensation actually paid to the NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•	Adjusted EBITDA
•	Net Sales
•	Free Cash Flow
•	Adjusted EBITDA CAGR
•	Return on Invested Capital
58

Executive Compensation
Relationship of Compensation Actually Paid to Certain Measures
We believe the table above shows the alignment between compensation actually paid to the NEOs and the Company’s performance, consistent with our compensation philosophy as described in our Compensation Discussion and Analysis. Specifically, a portion of the NEOs’ compensation is reliant on TSR and as such the CEO and non-CEO “compensation actually paid” each year was aligned with our TSR performance and increased when our TSR performance increased but declined when our TSR performance declined. The charts below show, for the past five years, the relationship of the Company’s TSR relative to its peers as well as the relationship between the CEO and non-CEO “compensation actually paid” and (i) the Company’s TSR; (ii) the Company’s net income; and (iii) the Company’s Adjusted EBITDA.
Compensation Actually Paid and Cumulative TSR
The following graph illustrates the compensation actually paid to Mr. Kivits, Mr. Chammas, Mr. Semach, and Mr. Doheny and the average of the other NEOs against the cumulative total shareholder return of the Company and its selected peer group.

59

Executive Compensation
Compensation Actually Paid and Net Income
The following graph illustrates the compensation actually paid to Mr. Kivits, Mr.  Chammas, Mr.  Semach, and Mr.  Doheny and the average of the other NEOs against the Company’s net income over the five years presented in the table.

60

Executive Compensation
Compensation Actually Paid and Adjusted EBITDA
The following graph illustrates the compensation actually paid to Mr. Kivits, Mr.  Chammas, Mr.  Semach, and Mr.  Doheny and the average of the other NEOs against the Company’s Adjusted EBITDA over the five years presented in the table.

61

Equity Compensation Plan Information

The following table provides information as of December 31, 2024 with respect to shares of common stock that may be issued under our 2014 Omnibus Incentive Plan, the only equity compensation plan that was effective in 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Remaining Available for Future Issuance Under Equity Compensation Plans (c)
Equity compensation plans approved by stockholders	2,210,408[1]	—	4,210,570[2]
Equity compensation plans not approved by stockholders	—	—	—
Totals	2,210,408	—	4,210,570

[1]	Includes the following as of December 31, 2024:
•
40,391 performance share units awarded under the 2022 three-year PSU award. This number reflects that such awards were paid out based upon the achievement level equal to 75% of the target as certified by the P&C Committee in February 2025.

•
16,624 performance share units awarded under the 2023 three-year PSU award. This number reflects an assumption that such awards will be paid out at 21% of the target, based on current projected performance conditions.

•
156,231 performance share units awarded under the 2024 three-year PSU award. This number reflects an assumption that such awards will be paid out at 100% of the target, based on current projected performance conditions.

•	1,900,263 unvested restricted stock units.
•	96,899 deferred stock units held by non-employee directors.
[2]
Comprised of 4,423,816 shares available as of December 31, 2024 for awards under the 2014 Omnibus Incentive Plan (as disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024) plus 1,900,263 unvested restricted stock units and 96,899 deferred stock units held by non-employee directors, and less the number of shares reported under column (a) in the table above.

There is no exercise price for shares or units awarded under the 2014 Omnibus Incentive Plan. There was no exercise price for deferred stock units credited to the accounts of non-employee directors in 2024.
62

Proposal 2. Ratification of Appointment of Independent

Auditor for 2025

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. In connection with this responsibility, the Audit Committee engages in an annual evaluation of the independent registered public accounting firm, including a review and evaluation of the lead audit partner. The Audit Committee considers, in particular, whether the retention of the firm is in the best interests of our Company and our stockholders, taking into account the firm’s quality of service, the firm’s institutional knowledge and experience, the firm’s international capabilities, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity and professional skepticism.
After assessing the qualifications, performance and independence of PricewaterhouseCoopers LLP, or PwC, which has served as the Company’s independent external auditor since 2019, the Audit Committee considers PwC to be well-qualified and believes that the continued retention of PwC is in the best interest of Sealed Air and its stockholders. The Audit Committee therefore has approved the retention of PwC, an independent registered public accounting firm, as our independent external auditor to examine and report on our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal year ending December 31, 2025.
On February 17, 2025, the Audit Committee presented its conclusions regarding the selection and appointment of PwC as our independent auditors to the Board. Following this presentation, the Board voted unanimously to recommend that the stockholders vote to ratify the Audit Committee’s selection of PwC as our independent registered public accounting firm for 2025. The Audit Committee and the Board believe that the continued retention of PwC as our independent auditor is in the best interest of Sealed Air and its stockholders.
Even if the proposal is approved, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm to serve as independent auditor at any time during the year. We expect representatives of PwC to be present at the Annual Meeting. They will have the opportunity to make a statement and respond to appropriate questions.
The Board of Directors recommends a vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2025.
63

Principal Independent Auditor Fees

The following table sets forth the aggregate fees billed to us by PwC for professional services rendered for the fiscal years ended December 31, 2024 and 2023:

	2024	2023
Audit Fees[1]	$6,875,665	$7,322,175
Audit-Related Fees	—	—
Tax Fees[2]	$309,958	715,783
All Other Fees[3]	$2,000	104,000
Total Fees	$7,187,623	$8,141,958

[1]
Includes services relating to the audit of the annual consolidated financial statements, audit of the effectiveness of internal control over financial reporting, review of quarterly consolidated financial statements, statutory audits, comfort letters, and consents and review of documentation for securities offerings.

[2]	Includes services for global tax compliance and other tax projects.
[3]	Includes fees for accounting related research and disclosure software in 2024 and 2023 and cybersecurity and other consulting services in 2023.
Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires the Audit Committee or its chair to pre-approve all engagements with our independent auditor. These services include audit services, audit-related services and tax services. Each year, the Audit Committee must approve the independent auditor’s retention to audit our financial statements, subject to ratification by the stockholders. The Audit Committee also approves the estimated fees associated with the audit before the audit begins. The Audit Committee or its chair also pre-approves any engagement of an auditing firm other than the independent auditor to perform a statutory audit for any of our subsidiaries. The Audit Committee or its chair pre-approved all audit, audit-related, tax and other services provided during 2024.
64

Report of Audit Committee

The Audit Committee of the Board of Directors consists entirely of members who meet the independence requirements of the listing standards of the New York Stock Exchange (NYSE), the rules and regulations of the SEC and the Standards for Director Independence of Sealed Air Corporation (Sealed Air), as determined by the Board of Directors, or the Board. The Board also determined that all Audit Committee members are financially literate in accordance with NYSE listing standards and each of Mr. Ahmad and Mr. Berryman qualifies as an “audit committee financial expert” as defined by SEC rules. The Audit Committee is responsible for providing independent, objective oversight of the financial reporting processes and internal controls of Sealed Air. The Audit Committee is also responsible for the appointment, compensation, retention and oversight of Sealed Air’s independent registered public accounting firm, including the selection of the firm’s lead engagement partner. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the current charter is available on Sealed Air’s website at www.sealedair.com.
Management is responsible for Sealed Air’s system of internal control and financial reporting processes, for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles and for the annual report on Sealed Air’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Sealed Air’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and for issuing a report on the financial statements and the effectiveness of Sealed Air’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. Audit Committee members do not serve as professional accountants or auditors for Sealed Air, and their functions are not intended to duplicate or certify the activities of Sealed Air’s management or independent registered public accounting firm.
Consistent with its monitoring and oversight responsibilities, the Audit Committee met with management and PricewaterhouseCoopers LLP, or PwC, the independent registered public accounting firm of Sealed Air, to review and discuss the December 31, 2024 audited consolidated financial statements. Management represented that Sealed Air had prepared the consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with PwC the matters required by the PCAOB in accordance with Auditing Standard No. 1301, “Communications with Audit Committees.”
The Audit Committee received from PwC the written communication that is required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and the Audit Committee discussed with PwC that firm’s independence. The Audit Committee also considered whether PwC’s provision of non-audit services and the audit and non-audit fees paid to PwC were compatible with maintaining that firm’s independence. On the basis of these reviews, the Audit Committee determined that PwC has the requisite independence.
Management completed the documentation, testing and evaluation of Sealed Air’s system of internal control over financial reporting as of December 31, 2024 as required by Section  404 of the Sarbanes-Oxley Act of 2002. The Audit Committee received periodic updates from management and PwC at Audit Committee meetings throughout the year and provided oversight of the process. Prior to filing Sealed Air’s Annual Report on Form  10-K for the fiscal year ended December 31, 2024, or the Form  10-K, with the SEC, the Audit Committee also reviewed management’s report on the effectiveness of Sealed Air’s internal control over financial reporting contained in the Form  10-K, as well as the Report of Independent Registered Public Accounting Firm provided by PwC and also included in the Form  10-K. PwC’s report included in the Form  10-K related to its audit of Sealed Air’s consolidated financial statements and the effectiveness of Sealed Air’s internal control over financial reporting.
Based upon the Audit Committee’s discussions with management and PwC and the Audit Committee’s review of the information provided by, and the representations of, management and PwC, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements as of and for the year ended December 31, 2024 be included in Sealed Air’s Annual Report on Form  10-K for the year ended December 31, 2024. The Audit Committee selected PwC as Sealed Air’s independent registered public accounting firm for the fiscal year ending December 31, 2025, and recommended that the selection be submitted for ratification by the stockholders of Sealed Air.
Report of the Audit Committee
Audit Committee
Kevin C. Berryman, Chair
Zubaid Ahmad
Clay M. Johnson
Harry A. Lawton III
Suzanne B. Rowland
65

Proposal 3. Approval of Executive Compensation on

Advisory Basis

Our stockholders have the opportunity at the Annual Meeting to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
Our compensation program is intended to provide appropriate and balanced incentives toward achieving our annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit us and our stockholders and to create an alignment of interests between our executives and our stockholders. This approach has resulted in our ability to motivate our existing executives and to attract new executives with the skills and attributes that we need. Please refer to “Executive Compensation—Compensation Discussion and Analysis” for an overview of the compensation of our named executive officers.
We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Executive Compensation Tables’’. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.
Accordingly, stockholders are being asked to vote on the following resolution:
RESOLVED, that the stockholders of Sealed Air Corporation approve the compensation paid to Sealed Air Corporation’s named executive officers, as disclosed in this Proxy Statement pursuant to Item  402 of Regulation S-K, including the Compensation Discussion and Analysis, and Executive Compensation Tables (including the narrative discussion).
This vote is advisory and therefore not binding on Sealed Air, the P&C Committee or the Board of Directors. However, the Board and its P&C Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the P&C Committee will evaluate whether any actions are necessary to address those concerns.
The Board recommends a vote “FOR” the approval of the compensation paid to our named executive officers, as disclosed in this Proxy Statement.
66

Questions and Answers About the Annual Meeting

Q:	When and where will the Annual Meeting be held?
A:
This year the Annual Meeting of Stockholders of Sealed Air Corporation, which we refer to below as the Annual Meeting, will be held via live audio webcast at www.virtualshareholdermeeting.com/SEE2025, beginning at 8:00 a.m., Eastern daylight time, on Thursday, May 29, 2025.

This year’s annual meeting will again be a virtual meeting of stockholders conducted solely via live audio webcast. Each stockholder may participate in the Annual Meeting, including casting votes and submitting questions during the Annual Meeting, by accessing a live webcast at www.virtualshareholdermeeting.com/SEE2025 and then using the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials or proxy card being delivered to the stockholder. There will be no physical location for the Annual Meeting.
Online check-in to the Annual Meeting webcast will begin at 7:45 a.m., Eastern daylight time. We encourage you to allow ample time to log in to the meeting webcast and test your computer audio system.
Q:	Who may join the Annual Meeting?
A:
The live audio webcast of the Annual Meeting will be available for listening by the general public, but participation in the Annual Meeting, including voting shares and submitting questions, will be limited to stockholders. To ensure they can participate, stockholders and proxyholders should visit www.virtualshareholdermeeting.com/SEE2025 and enter the 16-digit control number included on their Notice of Internet Availability of Proxy Materials or proxy card.

Q:	What materials have been prepared for stockholders in connection with the Annual Meeting?
A:	We are furnishing stockholders of record with the following proxy materials:
•	our 2024 Annual Report to Stockholders, which includes our audited consolidated financial statements;
•	this Proxy Statement for the 2025 Annual Meeting, which also includes a letter to stockholders from our CEO and from our Chair of the Board and a Notice of Annual Meeting of Stockholders; and
•	for stockholders receiving printed copies of the 2024 Annual Report and this Proxy Statement by mail, a proxy card for the Annual Meeting.
These materials were first made available on the Internet or mailed to stockholders on or about April 17, 2025.
Q:	Why was I mailed a Notice of Internet Availability of Proxy Materials rather than a printed set of proxy materials?
A:
In accordance with rules and regulations adopted by the SEC, we are furnishing the proxy materials to most stockholders by providing access via the Internet, instead of mailing printed copies. This e-proxy process expedites our stockholders’ receipt of proxy materials, lowers our costs and reduces the environmental impact of the Annual Meeting.

The Notice of Internet Availability of Proxy Materials tells you how to access and review the proxy materials on the Internet and how to vote on the Internet. The Notice also provides instructions you may follow to request paper or e-mailed copies of our proxy materials.
Q:	Are the proxy materials available via the Internet?
A:	You can access the proxy materials for the Annual Meeting at https://ir.sealedair.com/reports-filings/annual-meeting.
Q:	What is a proxy?
A:
Because it is important that as many stockholders as possible be represented at the Annual Meeting, the Board of Directors is asking that you review the Proxy Statement carefully and then vote by following the instructions set forth on the Notice of Internet Availability of Proxy Materials or proxy card. In voting prior to the Annual Meeting, you will

67

Questions and Answers About the Annual Meeting
deliver your proxy to the Proxy Committee, which means you will authorize the Proxy Committee to vote your shares at the Annual Meeting in the way you instruct. The Proxy Committee consists of Dustin J. Semach and Stefanie M. Holland. All shares represented by valid proxies will be voted in accordance with the stockholder’s specific instructions.
Q:	What matters will the stockholders vote on at the Annual Meeting?

A:	Proposal 1.	Election of the following eight director nominees:
		Zubaid Ahmad	Anthony J. Allott	Kevin C. Berryman
		Françoise Colpron	Henry R. Keizer	Harry A. Lawton III
		Suzanne B. Rowland	Dustin J. Semach
	Proposal 2.	Ratification of appointment of our independent auditor for 2025.
	Proposal 3.	Approval, as an advisory vote, of 2024 executive compensation as disclosed in this Proxy Statement.

Q:	Who can vote at the Annual Meeting?
A:
Stockholders of record of our common stock at the close of business on March 31, 2025, the record date, will be entitled to vote at the Annual Meeting. A total of 146,926,856 shares of common stock were outstanding as of the record date. Each share outstanding on the record date will be entitled to one vote on each proposal.

Q:	What is a stockholder of record?
A:	A stockholder of record is a stockholder whose ownership of stock is reflected directly on the books and records of our transfer agent, Broadridge.
Q:	What does it mean for a broker or other nominee to hold shares in “street name”?
A:	If you beneficially own shares held in an account with a broker, bank or similar organization, that organization is the stockholder of record and is considered to hold those shares in “street name.”
An organization that holds your beneficially owned shares in street name will vote in accordance with the instructions you provide. If you do not provide the organization with specific voting instructions with respect to a proposal, under the rules of the New York Stock Exchange the organization’s authority to vote your shares will depend upon whether the proposal is considered a “routine” or non-routine matter.
•
The organization generally may vote your beneficially owned shares on routine items for which you have not provided voting instructions to the organization. The only routine matter expected to be voted on at the Annual Meeting is the ratification of the appointment of our independent auditor for 2025 (Proposal 2).

•
The organization generally may not vote on non-routine matters, including Proposals 1 and 3. Instead, it will inform the inspector of election that it does not have the authority to vote on those matters. This is referred to as a “broker non-vote.”

For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any of the three proposals to be acted upon by the stockholders, including abstentions or proxies containing broker non-votes.
68

Questions and Answers About the Annual Meeting
Q:	How do I vote my shares if I do not attend the Annual Meeting?
A:	If you are a stockholder of record, you may vote your shares of our common stock prior to the Annual Meeting as follows:
•
Via the Internet: You may vote via the Internet at www.proxyvote.com, in accordance with the voting instructions printed on the Notice of Internet Availability of Proxy Materials and the proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern daylight time, on May 28, 2025. You will be given the opportunity to confirm that your instructions have been recorded properly. If you vote via the Internet, you do not need to return a proxy card.

•
By Telephone: If you receive a proxy card by mail, you may vote by calling +1-800-690-6903 and following the instructions provided on the telephone line. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern daylight time, on May 28, 2025. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been recorded properly. If you vote by telephone, you do not need to return a proxy card.

•	By Mail: If you receive a proxy card by mail, you may vote by returning the completed and signed proxy card in the postage-paid return envelope provided with the proxy card.
If you hold shares in street name, you may vote your shares of our common stock by following the voting instructions provided by your bank, broker or other nominee. In most instances, you will be able to do submit your voting instructions to your bank, broker or other nominee on the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
For your information, voting via the Internet is the least expensive to Sealed Air, followed by telephone voting, with voting by mail being the most expensive. Also, you may help us to save the expense of a second mailing if you vote promptly.
Q:	How do I vote if I participate in Sealed Air’s 401(k) and Profit-Sharing Plan?
A:
If you are a participant in our 401(k) and Profit-Sharing Plan, you can vote via the Internet or by using the proxy card to provide voting instructions to Fidelity Management Trust Company, or Fidelity, the trustee for the 401(k) and Profit-Sharing Plan, for the shares of common stock allocated to your plan account or accounts. Fidelity will vote your allocated shares in the plan in accordance with directions you provide by 11:59 p.m., Eastern daylight time, on May 26, 2025. If you do not provide timely voting instructions to Fidelity, the terms of the plan provide that Fidelity will vote your shares in the same proportion as shares it votes on behalf of participants who do provide timely voting instructions.

Q:	Can I vote at the Annual Meeting?
A:
If you are a stockholder of record, you generally will be able to vote during the Annual Meeting, whether or not you previously voted. If your shares are held in street name, you must obtain, from the broker, bank or other organization that holds your shares, the information required, including a 16-digit control number, in order for you to be able to participate in, and vote at, the Annual Meeting. You cannot vote shares allocated to your Sealed Air 401(k) and Profit-Sharing Plan account at the Annual Meeting.

Q:	Can I ask questions at the Annual Meeting?
A:
You may submit questions via the Internet during the Annual Meeting by participating in the webcast at www.virtualshareholdermeeting.com/SEE2025. Following adjournment of the formal business of the Annual Meeting, we will address appropriate general questions from stockholders regarding Sealed Air in the order in which the questions are received. If we receive substantially similar questions, we will group those questions together and provide a single response to avoid repetition. Additional information regarding the submission of questions during the

69

Questions and Answers About the Annual Meeting
Annual Meeting can be found in our 2025 Annual Meeting Rules of Conduct and Procedure, available at www.virtualshareholdermeeting.com/SEE2025.
Q:	Why is the Annual Meeting being conducted as a virtual meeting?
A:
The Board of Directors considers the appropriate format of our annual meeting of stockholders on an annual basis. This year the Board again chose a virtual meeting format for the Annual Meeting to facilitate broad stockholder attendance and equal participation, and equally, from any location around the world, at no cost. The virtual meeting format will allow our stockholders to engage with us at the Annual Meeting from any geographic location, using any convenient internet-connected devices, including smart phones and tablet, laptop or desktop computers. We will be able to engage with all stockholders as opposed to just those who can afford to travel to an in-person meeting. The virtual format allows stockholders to submit questions and comments during the meeting.

We are utilizing technology from Broadridge Financial Solutions, Inc., or Broadridge, a leading virtual meeting solution provider. The Broadridge platform is expected to accommodate most, if not all, stockholders. Both we and Broadridge will test the platform technology before going “live” for the Annual Meeting.
Q:	What should I do if I have questions about meeting access or procedures prior to the Annual Meeting?
A:	If you have any questions or concerns regarding meeting access or procedures prior to the Annual Meeting, you should call 1-704-503-8841 or send emails to investor.relations@sealedair.com.
Q:	What should I do if, during check-in or the meeting, I have technical difficulties or trouble accessing the virtual meeting website?
A:
Online check-in to the Annual Meeting webcast will begin at 7:45 a.m., Eastern daylight time on May 29, 2025. You should allow ample time to log in to the meeting webcast and test your computer audio system. If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.

Q:	If I am unable to participate in the live audio webcast of the Annual Meeting, may I listen at a later date?
A:
An audio replay of the Annual Meeting will be posted and publicly available at https://ir.sealedair.com/reports-filings/annual-meeting following the Annual Meeting and will remain publicly available for approximately one year. This audio replay will cover the entire Annual Meeting, including each stockholder question addressed during the Annual Meeting.

Q:	May I change my vote or revoke my proxy?
A:	If you are a stockholder of record, you may later change or revoke your proxy at any time before it is exercised by:
•	voting via the Internet or telephone at a later time;
•	submitting a completed and signed proxy card with a later date; or
•	voting via the Internet at the Annual Meeting.
If you are a beneficial owner of shares held in street name, you should contact your bank, broker or other nominee for instructions as to whether, and how, you can change or revoke your proxy.
Q:	What happens if I do not give specific voting instructions?
A:
If you are a stockholder of record and you return a proxy card without giving specific voting instructions, the Proxy Committee will vote your shares in the manner recommended by the Board of Directors on all three proposals presented in this Proxy Statement and as the Proxy Committee may determine in its discretion on any other matters properly presented for a vote at the Annual Meeting.

70

Questions and Answers About the Annual Meeting
If you are a beneficial owner of shares held in street name and do not provide specific voting instructions to the broker, bank or other organization that is the stockholder of record of your shares, the organization generally may vote your shares on routine matters but not on non-routine matters. The only routine matter expected to be voted on at the Annual Meeting is the ratification of the appointment of our independent auditor for 2025 (Proposal 2). If the organization does not receive instructions from you on how to vote your shares on any of Proposals 1 or 3, your shares will be subject to a broker non-vote and no vote will be cast on those matters. See “Q: What does it mean for a broker or other nominee to hold shares in ‘street name’?” above.
Q:	What if other matters are presented at the Annual Meeting?
A:
If a stockholder of record provides a proxy by voting in any manner described in this Proxy Statement, the Proxy Committee will have the discretion to vote on any matters, other than the three proposals presented in this Proxy Statement, that are properly presented for consideration at the Annual Meeting. We do not know of any other matters to be presented for consideration at the Annual Meeting.

71

Vote Required for Election or Approval

Introduction
Stockholders who are present virtually or represented by proxy and who hold shares representing a majority of the votes eligible to be cast will constitute a quorum for the transaction of business at the Annual Meeting. For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any matter to be acted upon by the stockholders, as well as abstentions or any proxies containing broker non-votes.
Proposal 1. Election of Directors
Each director will be elected by a vote of the majority of the votes cast with respect to that director, where a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” the director. We will not count shares voted to “abstain” for the purpose of determining whether a director is elected. Similarly, broker non-votes will not have any effect on the outcome of the election of directors since broker non-votes are not counted as “votes cast.”
Under our Certificate of Incorporation, our Bylaws and the Delaware General Corporation Law, a director holds office until a successor is elected and qualified or until his or her earlier resignation or removal. Each of the eight nominees currently serves as a director. If any of these nominees is not elected at the Annual Meeting, then our Bylaws provide that the director shall offer to resign from the Board. The N&CG Committee will make a recommendation to the Board whether to accept or reject the resignation, or whether other actions should be taken. The Board will consider and act on the recommendation of the N&CG Committee and publicly disclose its decision and the rationale behind it within ninety days from the date of the certification of the election results. The director who offers his or her resignation will not participate in the decision of the N&CG Committee or the Board. If the Board accepts such resignation, then the Board may fill the vacancy resulting from that resignation or may reduce the number of directors that constitutes the entire Board so that no vacancy exists.
Proposal 2. Ratification of Appointment of Independent Auditor for 2025
The ratification of PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2025 requires the affirmative vote of a majority of the votes entitled to be cast and present virtually or represented by proxy at the Annual Meeting. Abstentions will be deemed present and, therefore, will count as votes against this proposal. Because this proposal is considered a routine matter, discretionary votes by brokers will be counted.
Proposal 3. Approval of 2024 Executive Compensation on an Advisory Basis
The approval, on an advisory basis, of our 2024 executive compensation requires the affirmative vote of a majority of the votes entitled to be cast and present virtually or represented by proxy at the Annual Meeting. Abstentions will be deemed present and, therefore, will count as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal, since broker non-votes are not counted as “votes entitled to be cast.”
72

Stockholder Proposals and Business for 2026 Annual

Meeting

Stockholder Proposals for Inclusion in the 2026 Proxy Statement
In order for stockholder proposals for the 2025 Annual Meeting of Stockholders to be eligible for inclusion in the Company’s Proxy Statement and form of proxy card for that meeting, we must receive the proposals in proper written form at our corporate headquarters, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208, directed to the attention of the Corporate Secretary, no later than December 18, 2025. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, which sets forth the requirements for the inclusion of stockholder proposals in our Company proxy materials.
Stockholder Director Nominations for Inclusion in the 2026 Proxy Statement
We have adopted a proxy access right to permit, under certain circumstances, a stockholder or a group of stockholders to include in our annual meeting Proxy Statement director candidates whom they have nominated. These proxy access provisions in our Bylaws provide, among other things, that a stockholder or group of up to 20 stockholders seeking to include director candidates in our annual meeting Proxy Statement must own, in the aggregate, at least 3% of the Company’s outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any meeting Proxy Statement cannot exceed the greater of 20% of our Board or two directors. Stockholder(s) and the nominee(s) must satisfy the other requirements outlined in our Bylaws. Notice of proxy access director nominees must be received in proper written form at our corporate headquarters, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208, directed to the attention of the Corporate Secretary, no earlier than December 30, 2025 and no later than January 29, 2026. Please refer to our Bylaws for the complete proxy access requirements.
Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2026 Annual Meeting But Not Included in the 2026 Proxy Statement
Our Bylaws set forth the procedures you must follow in order to nominate a director for election or to present any other proposal at an annual meeting of our stockholders, other than nominations or proposals intended to be included in our Company proxy materials. In addition to any other applicable requirements, including compliance with Rule 14a-9, as applicable, for director nominations or other business to be properly brought before the 2026 Annual Meeting by a stockholder, the stockholder must have given us timely notice thereof in proper written form, including all required information, at our corporate headquarters, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208, directed to the attention of the Corporate Secretary, between January 29, 2026 and February 28, 2026. Please refer to our Bylaws for the requirements.
We have posted a copy of our Amended and Restated Bylaws on our website at https://ir.sealedair.com/corporate-governance/highlights.
73

Delivery of Documents to Security Holders Sharing an

Address

SEC rules permit us to deliver a single copy of our 2024 Annual Report to Stockholders and this Proxy Statement, or one Notice of Internet Availability of Proxy Materials, to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the security holders. This delivery method, which is known as “householding,” can reduce our expenses for printing and mailing. Any stockholder of record at a shared address to which a single copy of the documents was delivered may request a separate copy of the 2024 Annual Report to Stockholders and this Proxy Statement, or a separate Notice of Internet Availability of Proxy Materials, as applicable, by (a) calling Shareholder Services at 1-704-503-8841, (b) sending a letter to us at Shareholder Services, 2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208, or (c) sending us an e-mail at investor.relations@sealedair.com. Stockholders of record who wish to receive separate copies of these documents in the future may also contact us as stated above. Stockholders of record who share an address and are receiving multiple copies of our annual reports to stockholders and proxy statements, or of our Notices of Internet Availability of Proxy Materials, may contact us as stated above to request delivery of a single copy of such documents. Stockholders who hold their shares in “street name” and who wish to obtain copies of these proxy materials should follow the instructions on their voting instruction forms or contact the holders of record.
Other Matters

We will pay all expenses of preparing, printing and mailing, and making available over the Internet, these proxy materials, as well as all other expenses of soliciting proxies for the Annual Meeting on behalf of the Board of Directors. In addition, certain of our directors, officers and employees, who will receive no compensation in addition to their regular salary or other compensation, may solicit proxies by personal interview, mail, telephone, facsimile, e-mail, Internet or other means of electronic transmission.
On behalf of the Board of Directors,

Stefanie M. Holland
Vice President, General Counsel and Secretary
Charlotte, North Carolina
April 17, 2025
74

Annex A — Reconciliation of GAAP and Non-GAAP

Financial Measures

This Proxy Statement contains information regarding Adjusted EBITDA and free cash flow, which are non-U.S. GAAP financial measures used by the Company. Non-U.S. GAAP information does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. You are cautioned against placing undue reliance on these non-U.S. GAAP financial measures. Further, you are urged to review and consider carefully the adjustments made by management to the most directly comparable U.S. GAAP financial measure to arrive at these non-U.S. GAAP financial measures.
Adjusted EBITDA
We define Adjusted EBITDA as Earnings before Interest Expense, Taxes, Depreciation and Amortization, adjusted to exclude the impact of certain specified items. Management uses Adjusted EBITDA as one of many measures to assess the performance of the business. Adjusted EBITDA is also a metric used to determine performance under the Company’s Annual Incentive Plan. The following table shows a reconciliation of U.S. GAAP Net Earnings from continuing operations to non-U.S. GAAP Consolidated Adjusted EBITDA from continuing operations:

(In millions)	Year Ended December 31, 2024
Net earnings from continuing operations	$269.5
Interest expense, net	247.6
Income tax provision	188.9
Depreciation and amortization, net of adjustments[1]	243.7
Special Items:
Liquibox intangible amortization	30.3
Restructuring charges	57.8
Other restructuring associated costs	30.3
Foreign currency exchange loss due to highly inflationary economies	9.9
Loss on debt redemption and refinancing activities	6.8
Impairment of debt investment	8.5
Contract terminations	(0.1)
Charges related to acquisition and divestiture activity	4.2
Other Special Items	13.2
Pre-tax impact of Special Items	160.9
Non-U.S. GAAP Consolidated Adjusted EBITDA from continuing operations	$1,110.6

[1]	Net of Liquibox intangible amortization, which is included under Special Items.
A-1

Annex A
Free Cash Flow
In addition to net cash provided by operating activities, we use free cash flow as a useful measure of performance and an indication of the strength and ability of our operations to generate cash. We define free cash flow as cash provided by operating activities less capital expenditures (which is classified as an investing activity). Free cash flow is not defined under U.S. GAAP. Therefore, free cash flow should not be considered a substitute for net income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other Companies. Free cash flow does not represent residual cash available for discretionary expenditures, as certain debt servicing requirements or other non-discretionary expenditures are not deducted from this measure. The following table shows a reconciliation of U.S. GAAP Cash flow provided by operating activities to non-U.S. GAAP free cash flow:

(In millions)	Year Ended December 31, 2024
Cash flow provided by operating activities	$728.0
Capital expenditures	(220.2)
Non-U.S. GAAP free cash flow	$507.8
Free cash flow excluding tax refund[1]	$454.0

[1]	Excluding $54 million refund received from the IRS related to a prior year tax matter.
A-2

SEALED AIR CORPORATION
2415 CASCADE POINTE BLVD.
CHARLOTTE, NC 28208

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 28, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SEE2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 28, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68274-P28521-Z89614

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEALED AIR CORPORATION

The Board recommends you vote FOR the following Director Nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Zubaid Ahmad	☐	☐	☐
1b. Anthony J. Allott	☐	☐	☐
1c. Kevin C. Berryman	☐	☐	☐
1d. Françoise Colpron	☐	☐	☐
1e. Henry R. Keizer	☐	☐	☐
1f. Harry A. Lawton III	☐	☐	☐
1g. Suzanne B. Rowland	☐	☐	☐
1h. Dustin J. Semach	☐	☐	☐

The Board recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of PricewaterhouseCoopers LLP as Sealed Air's independent auditor for the year ending December 31, 2025.	☐	☐	☐
3. Approval, as an advisory vote, of Sealed Air's 2024 executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V68275-P28521-Z89614

SEALED AIR CORPORATION
Annual Meeting of Stockholders
May 29, 2025 8:00 a.m. EDT
This proxy is solicited by the Board of Directors

The signer hereby appoints Dustin J. Semach and Stefanie M. Holland, or a majority of them as shall act (or if only one shall act, then that one) (the "Proxy Committee"), proxies with power of substitution to act and vote at the 2025 Annual Meeting of Stockholders of Sealed Air Corporation (the "2025 Annual Meeting") to be held at 8:00 a.m. (Eastern Daylight Time) on May 29, 2025 and at any adjournments thereof. The 2025 Annual Meeting will be hosted live via the Internet at www.virtualshareholdermeeting.com/SEE2025. The Proxy Committee is directed to vote as indicated on the reverse side and in its discretion upon any other matters that may properly come before the 2025 Annual Meeting.

If the signer is a participant in Sealed Air Corporation's 401(k) and Profit-Sharing Plan and has stock of Sealed Air Corporation allocated to his or her account, the signer instructs the trustee of such plan to vote such shares of stock, in person or by proxy, in accordance with the instructions on the reverse side at the 2025 Annual Meeting and any adjournments thereof and in its discretion upon any other matters that may properly come before the 2025 Annual Meeting. The terms of the plan provide that shares for which no voting instructions are received will be voted in the same proportion as shares are voted for participants who provide voting instructions. The plan trustee will vote the allocated shares in the plan as directed by each participant who provides voting instructions to it before 11:59 p.m. (Eastern Daylight Time) on May 26, 2025.

The signer hereby revokes all proxies previously given by the signer to vote at the 2025 Annual Meeting and any adjournments and acknowledges receipt of Sealed Air Corporation's Proxy Statement for the 2025 Annual Meeting.

Continued and to be signed on reverse side